                                                                   EXHIBIT 10.28

                                                            LOAN NOS. 07-0004127
                                                                      07-2004127

                                 LOAN AGREEMENT

                                     BETWEEN

                      GENERAL ELECTRIC CAPITAL CORPORATION

                              AS AGENT AND A LENDER

                                       AND

                 THE OTHER FINANCIAL INSTITUTIONS WHO HEREAFTER
                        BECOME PARTIES TO THIS AGREEMENT

                                   AS LENDERS

                                       AND

                             ALC PROPERTIES II, INC.
                                       AND
                               TEXAS ALC II, INC.

                                  AS BORROWERS

                                $50,000,000 LOAN

                            ASSISTED LIVING CONCEPTS
                               PORTFOLIO OF THIRTY
                           ASSISTED LIVING FACILITIES

                                TABLE OF CONTENTS

RECITALS...................................................................    1

ARTICLE I The Loan.........................................................    2

ARTICLE II Security........................................................   10

ARTICLE III Conditions Precedent...........................................   12

ARTICLE IV Representations and Warranties..................................   15

ARTICLE V Affirmative Covenants............................................   23

ARTICLE VI Negative Covenants..............................................   27

ARTICLE VII Events of Default; Acceleration of Indebtedness; Remedies......   29

ARTICLE VIII Assignment and Participation..................................   32

ARTICLE IX Miscellaneous...................................................   44

                     LIST OF EXHIBITS, SCHEDULES AND RIDERS

Exhibit A       -    Properties and Borrowers
Exhibit 1.1.7   -    Letters of Credit
Exhibit 1.4.2   -    Principal Amortization Schedule
Exhibit 4.6     -    Appurtenant Easements
Exhibit 4.7     -    Access
Exhibit 4.9     -    Flood Hazards
Exhibit 4.12    -    Litigation
Exhibit 4.20    -    Security Deposits
Exhibit 4.22    -    Interest Holder Certification and Agreement
Exhibit 4.23    -    Deposits and Accounts
Exhibit 4.24    -    Compliance with Healthcare Laws

SCHEDULE I      -    Index of Defined Terms

RIDER           -    Senior Housing Rider
EXHIBIT R-1     -    Units and Beds at Each Facility
EXHIBIT R-2     -    Licenses

                                                            LOAN NOS. 07-0004127
                                                                      07-2004127

                                 LOAN AGREEMENT

            This LOAN AGREEMENT (this "AGREEMENT") is made as of the 23rd day of December, 2003 between (a) ALC PROPERTIES II, INC., a Nevada corporation ("ALC PROPERTIES"), and TEXAS ALC II, INC., a Nevada corporation ("TEXAS ALC") (each individually a "BORROWER" and collectively the "BORROWERS"), (b) the financial institutions who are or hereafter become parties to this Agreement as Lenders, and (c) GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GECC"), as Agent and a Lender.

                                    RECITALS

            A. Borrowers have requested that Lenders (as defined below) extend term loan and revolving loan facilities to Borrowers of up to Fifty Million Dollars ($50,000,000.00) in the aggregate (collectively, the "LOAN"), subject to the terms and conditions contained in this Agreement and the other Loan Documents (as defined below). The Loan is comprised of the Term Loan and the Revolving Loan (each as defined in Section 1.1 below). The Loan is further evidenced by the Term Notes and Revolving Notes (each as defined in Section 1.1 below).

            B. As set forth on Exhibit A hereto, each Borrower is the owner of one or more of the assisted living facilities more particularly described on such Exhibit (collectively, the "FACILITIES"). The Title Policies (as defined in
Section 3.4 below) contain the legal descriptions of the land on which each of the Facilities is located (collectively, the "PROPERTIES", and each individually, a "PROPERTY"). The improvements located on the Properties are collectively called the "IMPROVEMENTS". The Properties and the Improvements are collectively called the "PROJECTS", and a single Property and its Improvements are collectively called a "PROJECT".

            C. Each Project which is owned by ALC Properties is leased by ALC Properties, as landlord, to Assisted Living Concepts, Inc., a Nevada corporation ("ALC"), as tenant, and each Project which is owned by Texas ALC is leased by Texas ALC, as landlord, to Texas ALC Partners II, L.P., a Texas limited partnership (the "TEXAS PARTNERSHIP"), as tenant (collectively, the "ALC Leases"). Each Borrower and either ALC or Texas Partnership, respectively, have entered into a Subordination Agreement in favor of Agent and Lenders with respect to their respective ALC Leases (collectively, the "SUBORDINATIONS").

            D. Borrowers will use the proceeds of the Loan for the purpose of refinancing the Projects, and for certain other uses set forth in Section 1.5 below.

            E. Borrowers' obligations under the Loan will be secured by, among other things, (a) a first priority Deed of Trust/Mortgage, Assignment of Rents and Security Agreement (or a document of similar title) of even date herewith (collectively, the

"MORTGAGES") encumbering each Project, (b) an Assignment of Leases and Rents of even date herewith executed by each Borrower and an Assignment of Leases and Rents of even date herewith executed by ALC (collectively, the "ASSIGNMENTS OF LEASES") encumbering each Project, and (c) the Pledge encumbering 100% of the ownership interests in each Borrower, Limited Partner and the Texas Partnership. This Agreement, the Notes, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the Agreement of Principal, the Pledge and any other documents evidencing or securing the Loan or executed in connection therewith, and any modifications, renewals and extensions thereof, are referred to herein collectively as the "LOAN DOCUMENTS."

            F. "AGENT" means GECC in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to Section 8.2 below. "LENDER" or "LENDERS" means GECC in its individual capacity and its successors and permitted assigns pursuant to Section 8.1 below and any other financial institution which is now or hereafter becomes a party to this Agreement as a Lender.

            G. An index of defined terms appears on the attached Schedule I.

            NOW, THEREFORE, in consideration of the foregoing and the mutual conditions and agreements contained herein, the parties agree as follows:

                                   ARTICLE I
                                    THE LOAN

      1.1. DISBURSEMENTS.

            1.1.1. TERM LOAN.

            (a) Subject to the terms and conditions hereof, each Lender agrees to make a term loan (collectively, the "TERM LOAN") on the Closing Date (as defined below) to Borrowers in the amount of the applicable Lender's Term Loan Commitment (as defined below). Each such Term Loan shall be evidenced by a promissory note or notes (each, a "TERM NOTE" and, collectively, the "TERM NOTES"), and all Borrowers shall jointly execute and deliver each Term Note to the applicable Lender. Each Term Note shall represent the obligation of Borrowers to pay each Lender's Term Loan Commitment, together with interest thereon. The aggregate principal amount of the Term Loan advanced to Borrowers shall be the primary obligation of Borrowers jointly and severally. "CLOSING DATE" means the date of disbursement of the Term Loan.

            (b) "TERM LOAN COMMITMENT" means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share (as defined in subsection 8.1.1 below) of the Term Loan, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Thirty-Five Million Dollars ($35,000,000.00) on the Closing Date. After advancing the

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      Term Loan, each reference to a Lender's Term Loan Commitment shall refer to that Lender's Pro Rata Share of the outstanding Term Loan.

            (c) Each payment of principal with respect to the Term Loan shall be paid to Agent for the benefit of each Lender, ratably in proportion to each Lender's respective Term Loan Commitment.

            1.1.2. REVOLVING LOAN.

            (a) Subject to the terms and conditions hereof, each Lender agrees to make available to Borrowers on the Closing Date and from time to time during the Borrowing Period (as defined below) advances (each, a "REVOLVING CREDIT ADVANCE") in an amount not to exceed such Lender's Revolving Loan Commitment (as defined below). Borrowers shall execute and deliver to each Lender a promissory note to evidence the Revolving Loan Commitment of that Lender. Each promissory note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender (each, a "REVOLVING NOTE" and, collectively, the "REVOLVING NOTES"). Each Revolving Note shall represent the obligation of Borrowers to pay the amount of the applicable Lender's Revolving Loan Commitment, together with interest thereon. The aggregate principal amount of the Revolving Loan advanced to Borrowers shall be the primary obligation of Borrowers jointly and severally.

            (b) "REVOLVING LOAN COMMITMENT" means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances, and
      (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, which aggregate commitment shall be Fifteen Million Dollars ($15,000,000.00) (such aggregate commitment is also referred to as the "REVOLVING LOAN") on the Closing Date.

            (c) During the period commencing on the Closing Date and ending on December 22, 2005 (the "REVOLVING LOAN CONVERSION DATE") (such period referred to as the "BORROWING PERIOD"), and so long as no default of any nature shall have occurred and be continuing, Borrowers shall have the right to borrow an amount up to the full amount of the Revolving Loan on a revolving basis, subject to the terms and conditions set forth below; provided, Lenders are not obligated to make Revolving Credit Advances at any time which would exceed the then Borrowing Availability (as defined in subsection 1.1.2(f) below). The Revolving Loan may be repaid by Borrowers in full or in part at any time, and any amounts repaid by Borrowers may be reborrowed, subject to the terms of this subsection 1.1.2. After the Borrowing Period, Borrowers may not borrow or reborrow additional amounts under this subsection 1.1.2. The proceeds of the Revolving Loan may be used by Borrowers and ALC (i) for general working capital purposes of Borrowers, ALC and its Affiliates, (ii) to fund capital expenditures with respect to assets of Borrowers, ALC and its Affiliates, (iii) to pay closing costs with respect to the Loan, and (iv) to fund asset acquisitions of Borrowers, ALC and its Affiliates, provided that any new real estate that is not collateral for the Loan shall be owned by a subsidiary of ALC other than either Borrower, Limited Partner or the Texas Partnership. Any other proposed uses are subject to Agent's prior written consent, which shall not be unreasonably withheld or delayed.

            (d) Borrowers shall provide Agent with a written draw request at least two (2) Business Days prior to the proposed draw date. Each draw request shall be irrevocable and shall state the proposed draw date and the amount of the draw (which shall not be less than $100,000). During the Borrowing Period, Borrowers may make a draw request not more than once per calendar week. Borrowers shall pay Agent, for the benefit of Lenders in accordance with their respective Pro Rata Share of the Revolving Loan Commitments, a quarterly non-use fee equal to three-quarters percent (0.75%) (per annum, based upon a 360-day year) of the portion of the Revolving Loan that would then be available to be borrowed or reborrowed (so long as no default of any nature shall have occurred and be continuing), calculated on a daily basis. Such non-use fee shall be payable in arrears, due on the first (1st) day of each calendar quarter, and computed based upon the excess, if any, of the Revolving Loan Commitment (as it may be reduced from time to time in accordance with Section 2.2.2) over the daily actual aggregate balance of the Revolving Loan outstanding during such prior calendar quarter.

            (e) Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrowers and cause to be paid all Costs (as defined in Section 9.1 below) and interest and principal, other than principal of the Revolving Loan, owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers have failed to pay any such amounts as and when due, including after any applicable grace periods. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

            (f) "BORROWING AVAILABILITY" means the lesser of (I) the aggregate Revolving Loan Commitment of all Lenders, (II) an amount generating a Project Yield of 16.86% based on the lesser of ANOI for the immediately preceding twelve (12) months or the immediately preceding three (3) months annualized, and (III) an amount generating a Debt Coverage Ratio of 1.60:1.00 based on ANOI for the immediately preceding twelve (12) months; in each case less the sum of the aggregate balance of the Revolving Loan then outstanding and less the outstanding amount of Letter of Credit Obligations (as defined in Exhibit 1.1.7 hereto).

            "DEBT COVERAGE RATIO" means the ratio, as reasonably determined by Agent, of (i) ANOI from the Projects for a particular period, to (ii) the greater of (A) actual payments of interest and principal due on the Loan for the same period and (B) payments of interest and principal which would be due on the Loan at an implied interest rate of 6.50% for the same period; provided, however, for periods prior to the first anniversary of the Closing Date, Agent shall reasonably estimate the clause (ii) amount based on a full twelve (12) month period of debt service payments as reasonably projected by Agent.

            "PROJECT YIELD" means the quotient as reasonably calculated by Agent of (x) the annualized ANOI from the Projects, as reasonably estimated by Agent, divided by (y) the then-current outstanding principal balance of the Loan plus any Borrowing Availability (if during the Borrowing Period), plus all accrued but unpaid interest thereon, plus the outstanding amount of the Letter of Credit Obligations.

            "ANOI" means net income from the operations of the Projects by ALC and the Texas Partnership under the Leases (but excluding rent payable to Borrowers by ALC and the Texas Partnership under the ALC Leases) or, in the case of calculations for periods prior to the first anniversary of the Closing Date, by an Affiliate of ALC which owned or operated any Project during such periods, over the previous twelve (12) month period (unless a different time period is specified herein), calculated in accordance with generally accepted accounting principles, in a manner consistent with how Agent has previously made such calculations in a loan to Affiliates of ALC, excluding interest, taxes, depreciation, amortization, rent and management fees, adjusted for a seven percent (7%) management fee, a $360 per unit per annum replacement reserve, and a maximum occupancy of 95%. ANOI will be reasonably estimated by Agent. Borrowers shall (or shall cause ALC and the Texas Partnership to) provide Agent with financial information with respect to the operations of the Projects as Agent may reasonably request and in any event sufficient for Agent to make the necessary calculations in this and other sections.

            Upon written request by Borrowers, Agent shall promptly provide Borrowers with the results of its most recent calculation of Debt Coverage Ratio, Project Yield and ANOI, together with reasonably detailed supporting documentation.

            (g) EXTENSION OF REVOLVING LOAN CONVERSION DATE. Borrowers may request an extension of the Revolving Loan Conversion Date up to three (3) times, each for a period of twelve (12) months immediately following the previous Revolving Loan Conversion Date. Any such request shall be in writing and delivered to Agent not less than forty-five (45) days nor more than one hundred twenty (120) days prior to the then scheduled Revolving Loan Conversion Date. Agent shall either approve or decline any such request, in Agent's sole discretion, within thirty (30) days after receipt of such written request. Notwithstanding anything to the contrary contained herein, in no event shall the Revolving Loan Conversion Date, as extended, be later than the Maturity Date. If Agent declines any such extension request, then Borrowers shall, no later than ten (10) days prior to the Revolving Loan Conversion Date, notify Agent in writing as to whether Borrowers elect to (i) repay the entire outstanding principal balance of the Revolving Loan (including all outstanding Letter of Credit Obligations) on or before the then scheduled Revolving Loan Conversion Date; or (ii) not repay the entire outstanding principal balance of the Revolving Loan (including all outstanding Letter of Credit Obligations) on or before the then scheduled Revolving Loan Conversion Date, in which case Lenders shall have no obligation to make any Revolving Credit Advances after the Revolving Loan Conversion Date and Borrowers shall make principal amortization payments, on the first day of each month commencing one month after the Revolving Loan Conversion Date, on the outstanding balance of the Revolving Loan based on a 25 year amortization schedule at an Interest Rate of 5.75% (in addition to the payments of interest and principal due pursuant to subsections 1.4.1 and
      1.4.2 below). If Borrowers fail to respond at least ten (10) days prior to the Revolving Credit Conversion Date, Borrowers shall be deemed to have elected option (ii) above.

            1.1.3. RELIANCE ON NOTICES. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice of a requested Revolving Credit Advance reasonably believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates ALC as its exclusive representative ("BORROWER REPRESENTATIVE") and agent on its behalf for the purposes of issuing notices of requests for Revolving Credit Advances, giving instructions with respect to the disbursement of the proceeds of the Loan, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of Borrowers under the Loan Documents. The Treasurer or Assistant Treasurer, as well as any other individuals or positions designated from time to time in a written notice from Borrower Representative to Agent, are the only authorized persons who may act on behalf of Borrower Representative. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the individuals or positions designated by Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to either Borrower hereunder to Borrower Representative on behalf of such Borrower. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

            1.1.4. RECEIPT OF PAYMENTS. Borrowers shall make each payment described in this Agreement not later than 1:00 p.m. (New York time) on the day when due in immediately available funds. All payments shall be deemed received on the Business Day on which immediately available funds therefor are received by Agent at or prior to 1:00 p.m. New York time, in the manner for payment set forth in the Notes. Payments received after 1:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

            1.1.5. LENDERS' OBLIGATIONS ARE SEVERAL, NOT JOINT. Notwithstanding any other provision of this Article I to the contrary, each Lender's agreement to make disbursements of the Loan under this Agreement shall be several, and not joint, and in the amount of their respective Pro Rata Share of the amount of such disbursement.

            1.1.6. NOTES. The Term Notes and the Revolving Notes, together with any and all amendments thereto and substitutions therefor are hereinafter collectively referred to as the "NOTES". The terms and provisions of the Notes are hereby incorporated herein by reference in this Agreement. In the event of an assignment under Section 8.1 below, each

Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.

            1.1.7. LETTERS OF CREDIT. Subject to and in accordance with the terms and conditions contained herein and in Exhibit 1.1.7 hereto, Borrowers shall have the right to request, and Lenders agree to incur, or purchase participations in, Letter of Credit Obligations of Borrowers. Borrowers shall pay to Agent, for the benefit of Lenders, the Letter of Credit Fees as described in Exhibit 1.1.7 hereto.

      1.2. LOAN TERM. The Loan shall mature on December 22, 2008 or any earlier date on which the Loan shall be required to be paid in full, whether by acceleration or otherwise (the "MATURITY DATE").

      1.3. INTEREST RATE. Borrowers shall pay interest on the outstanding principal balance of the Loan at a floating rate per annum equal to the Base Rate plus four percent (4.0%) (the aggregate rate is referred to as the "INTEREST RATE"). "BASE RATE" shall mean the rate published each day in The Wall Street Journal for notes maturing one (1) month after issuance under the caption "Money Rates, London Interbank Offered Rates (LIBOR)". The Interest Rate for each calendar month shall be fixed based upon the Base Rate published prior to and in effect on the first (1st) business day of such month; provided, however, the Interest Rate from and including the Closing Date through December 31, 2003 shall be fixed based upon the Base Rate published prior to and in effect on the first (1st) business day prior to the Closing Date. Interest shall be calculated based on a 360 day year and charged for the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, in no event shall the Interest Rate at any time be less than five and three-quarters percent (5.75%).

      1.4. PAYMENTS.

            1.4.1. INTEREST. Borrowers shall make interest payments monthly in arrears on the first (1st) day of each month commencing on February 1, 2004 computed on the outstanding principal balance of the Loan at the Interest Rate.

            1.4.2. PRINCIPAL. Commencing on February 1, 2004, and on the first day of each month thereafter until the Maturity Date, Borrowers shall make monthly principal amortization payments on the Term Loan in accordance with the principal amortization schedule set forth on Exhibit 1.4.2 hereof (plus any additional principal payments required pursuant to subsection 1.1.2(g) above).

      1.5. SOURCES AND USES. The sources and uses of funds for the contemplated transaction are as follows:

                  SOURCES                                 USES
                  -------                                 ----

      Term Loan            $35,000,000   GECC Refinance:             $__________
      Revolving Loan       $15,000,000   3rd Party Refinance:        $__________
                                         Closing Costs and Fees:     $ 1,050,000
                                         Other Permitted Uses:       $__________

      Total:               $50,000,000   Total:                      $50,000,000

            Borrowers shall deliver such information and documentation as Agent shall reasonably request to verify that the sources and uses are as indicated above.

      1.6. PREPAYMENTS OF LOAN.

            1.6.1. Borrowers may not prepay any of the outstanding principal balance of the Term Loan prior to January 1, 2005. If Borrowers do prepay any of the outstanding principal balance of the Term Loan (whether at maturity, acceleration or otherwise) prior to January 1, 2005, Borrowers shall concurrently with each such prepayment pay to Agent for the benefit of Lenders an exit fee of one percent (1%) of the amount prepaid; in addition, Borrowers shall pay the amount of interest which (in Agent's reasonable estimation) would have accrued on the portion of the Term Loan being prepaid from and after the date of the partial or complete prepayment through December 31, 2004. If Borrowers shall prepay the Term Loan on or after January 1, 2005 but prior to January 1, 2008 (whether a full or partial prepayment), then Borrowers shall concurrently with each such prepayment, pay to Agent for the benefit of Lenders, an exit fee of one percent (1%) of the amount prepaid. Thereafter, Borrowers may prepay the outstanding principal balance of the Term Loan in full or in part at any time without the payment of an exit fee; provided, Borrowers give Agent at least thirty (30) days prior written notice. Except as set forth in this Section 1.6, the Revolving Loan is not subject to any exit fee or other prepayment fee under this Section 1.6. Any exit fee specified in this Section 1.6 is hereinafter referred to as an "EXIT FEE". Notwithstanding anything to the contrary contained herein, no Exit Fee shall be due as a result of a prepayment of the Term Loan made with funds generated directly from (i) a refinance by GECC of the Loan or (ii) subject to subsections 2.2.3(a) and 2.2.3(b) below, an arms length sale of any Project (in accordance with the terms of Section 2.2 below) to a purchaser that is not an Affiliate of any Borrower or ALC so long as the sale is completed and the prepayment is made with respect thereto on or after January 1, 2006.

            1.6.2. Prior to the Revolving Loan Conversion Date Borrowers may prepay the outstanding principal balance of the Revolving Loan in whole or in part at anytime and from time to time without payment of an Exit Fee and any amounts so prepaid may be reborrowed by Borrowers from time to time thereafter in accordance with the terms of, and subject to the limitations set forth in, this Agreement. From and after the Revolving Loan Conversion Date, any portion of the Revolving Loan which is then outstanding, may be prepaid by Borrowers in whole or in part upon no less than thirty (30) days notice and subject to the payment of the applicable Exit Fee calculated in the same manner set forth in

Section 1.6.1 with respect to the prepayment of the Term Loan as of the date on which such prepayment is being made.

            1.6.3. Any notice by Borrowers to Agent with respect to the prepayment of the Term Loan or of the Revolving Loan after the Revolving Loan Conversion Date may be conditioned on the consummation of any sale or refinancing transaction, the proceeds of which are intended to be used by Borrowers as the source of the funds for such prepayment.

      1.7. CAPITAL ADEQUACY; INCREASED COSTS; ILLEGALITY.

            (a) If Agent determines that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lenders with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other governmental authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lenders and thereby reducing the rate of return on Lenders' capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by Agent, pay to Lenders, additional amounts sufficient to compensate Lenders for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Agent to Borrowers shall, absent manifest error, be final, conclusive and binding for all purposes. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.7(a).

            (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to Lenders of agreeing to make or making, funding or maintaining the Loan, then Borrowers shall from time to time, upon demand by Agent, pay to Lenders, additional amounts sufficient to compensate Lenders for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrowers by Agent, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.7(b).

            (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lenders to agree to make or to make or to continue to fund or maintain any Loan bearing interest computed by reference to LIBOR, then, unless each Lender is able to make or to continue to fund or to maintain the Loan at another branch or office of such Lender without, in such Lender's opinion, adversely affecting it or its Loan or the income obtained therefrom, on notice thereof and demand therefor by Agent to Borrowers, (i) the obligation of Lenders to agree to make or to make or to continue to fund or maintain the Loan shall terminate and (ii) Borrowers shall forthwith prepay in full the Loan, together with interest accrued thereon without penalty or any exit fee.

                                   ARTICLE II
                                    SECURITY

      2.1. COLLATERAL. The Loan and all other indebtedness and obligations under the Loan Documents shall be secured by the following (collectively, the "COLLATERAL"): (a) the Mortgages, (b) the Assignments of Leases, (c) the Pledge, and (d) any other collateral or security described in this Agreement or the other Loan Documents.

      2.2. RELEASE OF PROJECTS. Borrowers may obtain the release of any Project or Projects (each a "RELEASED PROJECT") provided that each of the following conditions in Sections 2.2.1 and 2.2.3, as to Pool A Projects, or Sections 2.2.2 and 2.2.3, as to Pool B Projects, has been satisfied to Agent's reasonable approval:

            2.2.1. POOL A PROJECTS. As to each Project designated on Exhibit A as being a Pool A Project (each, a "POOL A PROJECT"), Borrowers shall have paid to Agent, for the benefit of Lenders, an amount equal to 120% of the Allocated Loan Amount for such Released Project as set forth on Exhibit A (the "ALLOCATED LOAN AMOUNT"), in which case such payment shall be applied towards the outstanding principal balance of the Term Loan. In no event, however, shall Borrower be entitled to a release of any Pool A Project under this Section 2.2 prior to January 1, 2005. The release of a Pool A Project shall be in connection with such Project being sold to or refinanced by an entity which is not an Affiliate of either Borrower or ALC.

            2.2.2. POOL B PROJECTS. As to each Project designated on Exhibit A as being a Pool B Project (each, a "POOL B PROJECT"), either:

            a. If the Borrowing Period has not expired, and if the then outstanding principal balance of the Revolving Loan (excluding Letter of Credit Obligations) is equal to or greater than the Allocated Loan Amount for a Pool B Project, Borrowers shall have paid to Agent, for the benefit of Lenders, an amount equal to 100% of the Allocated Loan Amount for such Pool B Project, in which case such payment shall be applied towards the outstanding principal balance of the Revolving Loan (excluding Letter of Credit Obligations); in which case the Revolving Loan Commitment of the

      Lenders and the Borrowing Availability shall be automatically, immediately and irrevocably reduced by an amount equal to 100% of the Allocated Loan Amount for such Released Project. Such aggregate reduction in the Revolving Loan Commitment shall reduce each Lender's Revolving Loan Commitment proportionately based upon such Lender's Pro Rata Share of the Revolving Loan Commitments.

            b. From and after July 1, 2004, and on or prior to the expiration of the Borrowing Period, Borrower may elect to repay the entire Revolving Loan in full by paying to Agent, for the benefit of Lenders, (i) the entire outstanding principal balance of the Revolving Loan, together with all accrued interest thereon and all accrued non-use fees as provided in
      Section 1.1.2(d), and (ii) if any Letters of Credit remain outstanding, paying to Agent an amount equal to 105% of the aggregate maximum amount then available to be drawn under any such Letters of Credit (which amount payable under this clause (ii) shall be held and applied by Agent pursuant to Exhibit 1.1.7); in which case all remaining Pool B Projects shall be released, Lenders shall have no further obligation to make any further Revolving Credit Advances, Agent and Lenders shall have no further obligation to incur Letter of Credit Obligations, and the Revolving Loan credit facility provided herein shall terminate.

            2.2.3. ALL PROJECTS.

            a. The Project Yield of the remaining Projects after the release shall be (i) equal to or greater than 17.33% and (ii) equal to or greater than the Project Yield of all of the Projects immediately prior to the release. In order to achieve compliance with the foregoing, Borrowers may elect to make an additional principal prepayment, to be applied to the Term Loan, subject to the terms and conditions of Section 1.6 above and the payment of the applicable Exit Fee on such additional prepayment.

            b. The Debt Coverage Ratio of the remaining Projects after the release shall be (i) equal to or greater than 1.60:1.00 and (ii) equal to or greater than the Debt Coverage Ratio of all of the Projects immediately prior to the release. In order to achieve compliance with the foregoing, Borrowers may elect to make an additional principal prepayment, to be applied to the Term Loan, subject to the terms and conditions of Section
      1.6 above and the payment of the applicable Exit Fee on such additional prepayment.

            c. Unless Borrowers are then repaying the entire outstanding principal balance of the Loan together with all accrued interest, fees and costs, the remaining outstanding principal balance of the Loan after a release payment shall not be less than $20,000,000.

            d. At the time of the requested release, there shall not be any Event of Default then continuing under any of the Loan Documents.

            e. Borrowers shall have provided Agent with written notice of the requested release at least thirty (30) days, as to a Pool A Project, or ten (10) days, as to a Pool B Project, prior to the requested closing date which notice may be conditioned on the closing of the sale or refinancing transaction, the proceeds of which are intended to be used by Borrowers to prepay the Loan in accordance with the terms hereof.

            f. Neither Borrower shall continue to own any Released Project, nor shall the Texas Partnership be the owner of, or the tenant under a lease with respect to, any Released Project; provided, however, except in the case of a sale of a Pool A Project, nothing herein shall be construed as prohibiting any Released Project from being owned by ALC or an ALC subsidiary other than either Borrower or the Texas Partnership.

            g. Borrowers pay all of Agent's and Lenders' reasonable Costs incurred in connection with the release of any Projects.

            h. Subject to the receipt by Agent of the amounts required to be paid under this Section 2.2 with respect to the release of a Project, the release by Agent of a Project under this Section 2.2 shall include a release of the applicable Project and the proceeds thereof; and Agent shall provide Borrower with such release of Mortgage and UCC termination (or partial termination, as applicable) statements, as are appropriate to evidence such release.

            2.2.4. POOL B PROJECTS AFTER THE BORROWING PERIOD HAS EXPIRED. Notwithstanding the foregoing provisions of this Section 2.2 to the contrary, if the Borrowing Period has expired, then the provisions of Section 2.2.2 shall no longer apply to the release of any Pool B Project, and the provisions of Section
2.2.1 and 2.2.3 shall apply thereto, as if such Projects were Pool A Projects, except that the Borrower's required payment of 120% of the Allocated Loan Amount shall first be applied to reduce the outstanding principal balance of the Revolving Loan, and thereafter to reduce the outstanding principal balance of the Term Loan.

                                  ARTICLE III
                              CONDITIONS PRECEDENT

            Lenders' obligation to make the initial advance of the Loan on the Closing Date is subject to satisfaction of all of the following conditions:

      3.1. LOAN DOCUMENTS. Agent shall have received the following Loan Documents, all in form and substance reasonably satisfactory to Agent, each signed by the Borrowers and/or ALC, as applicable:

            (a) this Agreement;

            (b) the Notes;

            (c) the Mortgages;

            (d) the Assignments of Leases;

            (e) such Uniform Commercial Code financing statements as Agent may require;

            (f) an Agreement of Principal (the "AGREEMENT OF PRINCIPAL") executed by ALC;

            (g) a Hazardous Materials Indemnity Agreement ("ENVIRONMENTAL INDEMNITY") executed by Borrowers and ALC;

            (h) the Business Associate Agreement executed by Borrowers and ALC;

            (i) an Ownership Pledge, Assignment and Security Agreement (collectively, the "PLEDGE") executed by ALC and by the corporate general and limited partners (the "TEXAS PARTNERS") of Texas Partnership pursuant to which ALC pledges to Agent, for the benefit of Lenders, all of the stock interests of each Borrower and of Nevada ALC II, Inc. (the "LIMITED PARTNER") and the Texas Partners pledge to Agent, for the benefit of Lenders, all of the general and limited partnership interests of the Texas Partnership; and

            (j) the Subordinations.

      3.2. LEGAL OPINIONS. Borrowers shall deliver to Agent a legal opinion from Borrowers' counsel, including Borrower's local counsel in the state where each Project is located providing such opinions as Agent may reasonably require, including, without limitation, that the Loan Documents are enforceable under the laws of such state and that the applicable Borrower or ALC, as the case may be, has obtained all licenses and permits necessary to operate its Projects as assisted living facilities.

      3.3. APPRAISAL. Agent shall obtain an appraisal report for each Project, in form and content acceptable to Agent, prepared by an independent MAI appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") and the regulations promulgated pursuant to such act.

      3.4. TITLE POLICY AND ENDORSEMENTS. With respect to each Project, Agent shall have received a commitment for title insurance issued by Chicago Title Insurance Company ("TITLE COMPANY"), in a form and amount acceptable to Agent, insuring marketability of title and insuring that the lien of each of the Mortgages is a valid first lien on the respective Project, as applicable, subject only to exceptions to title approved by Agent (collectively, the "TITLE POLICIES"). Each Title Policy shall also contain any reinsurance and endorsements required by Agent including without limitation creditors' rights, zoning 3.1 with parking (or if not available in a state where a Project is located, then as to such Project a zoning compliance letter from the applicable governmental authority in lieu thereof), survey, access, tax parcel, environmental, subdivision, contiguity, non-imputation, variable rate, usury, last dollar, first loss, revolving credit, tie-in, subsequent disbursements and extended coverage endorsements (Comprehensive Form 1), to the extent available in the state where the respective Property is located.

      3.5. SURVEY. Agent shall have received and approved a survey of each Project, dated no more than ninety (90) days prior to the date of the applicable Title Policy (unless the survey was previously delivered to and approved by Agent in connection with a prior loan by Agent to affiliates of ALC and such survey is sufficient for Title Company to delete the standard survey exception from the applicable Title Policy), prepared by a registered land surveyor in accordance with the 1999 American Land Title Association/ American Congress on Surveying and Mapping Standards and certified in favor of Lenders and Agent and the Title Company. The surveyor shall certify that each Property is not in a flood hazard area as identified by the Secretary of Housing and Urban Development. The surveys shall be sufficient for the title insurer to remove the general survey exception in the applicable Title Policy, to the extent possible in the applicable state.

      3.6. ENVIRONMENTAL REPORT. Agent shall have received a Phase I Environmental audit of each Project. The audit shall (i) be addressed to Agent and Lenders; (ii) state that Agent and Lenders may rely thereon; and (iii) be acceptable to Agent in its reasonable discretion.

      3.7. LEASES. All leases, licenses and other agreements with regard to the occupancy of each Project, including patient and resident care agreements and service agreements which include an occupancy agreement (collectively, "LEASES"), shall be in form and substance reasonably acceptable to Agent. Borrowers shall submit for Agent's approval a copy of the form of residential Lease ALC proposes to utilize at each Project, and all residential Leases entered into after the Closing Date shall be on forms reasonably approved by Agent without material modifications, other than modifications made in accordance with statutory, regulatory or other legal requirements. Agent must approve all non-residential Leases of space greater than 500 square feet. If any non-residential Leases involving space greater than 500 square feet exist or are hereafter entered into, upon the request of Agent, each tenant thereunder shall execute and deliver to Agent prior to execution thereof by Borrowers or ALC, as applicable, a subordination and attornment agreement in a form reasonably acceptable to Agent; provided, however, if such non-residential Lease is a sublease under an ALC Lease and expressly states that it is subject in all respects to the ALC Lease and will terminate at the latest upon termination of the ALC Lease, then Agent shall not require such a subordination and attornment agreement as to such sublease.

      3.8. INSURANCE. With respect to each Project, Borrowers shall have provided Agent with and Agent shall have approved copies of certificates evidencing the insurance policies required to be delivered pursuant to the Mortgages.

      3.9. COMPLIANCE WITH LAWS. Borrowers shall have submitted and Agent shall have approved (a) a final certificate of occupancy (or the equivalent) for each Project, and (b) evidence satisfactory to Agent that each Project complies in all material respects with all applicable laws (including, without limitation, all building, zoning, density, land use, ordinances, regulations and planning requirements), covenants, conditions and restrictions, subdivision requirements (including, without limitation, parcel maps), and environmental impact and other environmental requirements.

      3.10. AUDIT REQUIREMENT. Agent shall have received an audit of ALC and/or Borrowers which is satisfactory to Agent.

      3.11. ANOI. Agent shall have determined that the ANOI of the Projects is at least $5,688,000 after being reasonably adjusted by Agent or its auditors, if necessary.

      3.12. LICENSES. With respect to each Project, Borrowers shall obtain and deliver to Agent evidence (which may include an opinion of Borrowers' legal counsel) satisfactory to Agent of all licenses and permits necessary to operate such Project as an assisted living facility or that Borrowers or ALC, as applicable, have taken all steps required under applicable law to secure such licenses and permits effective as of, and to lawfully operate the Projects as of, the Closing Date. All such licenses and permits shall be issued to and in the name of Texas ALC or ALC.

      3.13. ADDITIONAL ITEMS. Agent shall have received such other items as Agent may reasonably require, including without limitation, a physical condition report and UCC, tax, judgment, bankruptcy and lien searches on the Borrowers.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

            As an inducement to Lenders to disburse the Loan, each Borrower hereby represents and warrants to Lenders and Agent as follows, which representations and warranties shall be true as of the date hereof and shall remain true throughout the term of the Loan:

      4.1. BORROWER EXISTENCE. Each Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada with its principal place of business at 1349 Empire Central, Suite 900, Dallas, Texas 75247. Each Borrower is in good standing and authorized to transact business in the state in which its respective Projects are located. The Loan Documents have each been duly authorized, executed and delivered and each constitutes the duly authorized, valid and legally binding obligation of Borrowers and ALC, as the case may be, enforceable against Borrowers and ALC, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability.

      4.2. OTHER ENTITIES.

            4.2.1. ALC'S EXISTENCE. ALC is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada with its principal place of business at 1349 Empire Central, Suite 900, Dallas, Texas 75247. ALC is in good standing and authorized to transact business in Nevada and in each of the states in which its material assets are located and it is required under applicable law to be so qualified to do business.

            4.2.2. LIMITED PARTNER. Limited Partner is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada with its principal place of business at 1349 Empire Central, Suite 900, Dallas, Texas 75247.

            4.2.3. TEXAS PARTNERSHIP. Texas Partnership is a limited partnership duly formed and validly existing and in good standing under the laws of the State of Texas with its principal place of business at 1349 Empire Central, Suite 900, Dallas, Texas 75247

            4.2.4. OWNERSHIP OF BORROWERS. ALC owns one hundred percent (100%) of the issued and outstanding stock in each Borrower and in Limited Partner, and the Texas Partners own one hundred percent (100%) of the issued and outstanding partnership interests in the Texas Partnership, free and clear of all liens, claims, encumbrances and rights of others.

      4.3. AUTHORITY. ALC has the authority to appoint and remove the Directors and officers of each Borrower and Limited Partner. The Board of Directors of each Borrower and Limited Partner has the authority to make all material business decisions (including a sale or refinance) for such Borrower and Limited Partner during the term of the Loan. The sole Director of each Borrower and Limited Partner is currently Steven Vick.

      4.4. ORGANIZATIONAL DOCUMENTS.

            4.4.1. CORPORATE DOCUMENTS. A true and complete copy of the articles of incorporation and by-laws of each Borrower, Limited Partner and ALC and all other documents creating and governing each Borrower, Limited Partner and ALC, respectively (collectively, the "INCORPORATION DOCUMENTS") have been furnished to Agent. There are no other agreements, oral or written, among any of the owners of any ownership interests in each Borrower, Limited Partner or ALC with respect to the governance of such entities. There are no other agreements to which ALC is a party which would affect, modify or supercede the Incorporation Documents of ALC, any Borrower or Limited Partner. The Incorporation Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability. The Incorporation Documents constitute the entire understanding among the shareholders of each Borrower, Limited Partner and ALC, respectively, with respect to the governance of such entity. No breach exists under the Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Incorporation Documents.

            4.4.2. PARTNERSHIP DOCUMENTS. A true and complete copy of the partnership agreement and certificate of formation of Texas Partnership and all other documents creating and governing Texas Partnership (collectively, the "PARTNERSHIP DOCUMENTS") have been furnished to Agent. There are no other agreements, oral or written, among any of the owners of any ownership interests in Texas Partnership relating to Texas Partnership. The Partnership Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or by equitable principles relating to enforceability. The Partnership Documents constitute the entire understanding among the partners of Texas Partnership with respect to the governance of such entity. No breach exists under the Partnership Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Partnership Documents.

      4.5. OTHER AGREEMENTS. Neither ALC nor either Borrower is in default under any contract, agreement or commitment to which it is a party, which default would reasonably be expected to have a material adverse effect on ALC or any Borrower. The execution, delivery and compliance with the terms and provisions of this Agreement and the Loan Documents will not (i) to the best of Borrowers' knowledge, violate any provisions of law or any applicable regulation, order or other decree of any court or governmental entity, or (ii) conflict or be inconsistent with, or result in any default under, any material contract, agreement or commitment to which either Borrower or ALC is bound. Borrowers have delivered to Agent copies of any agreements (including leases) between each Borrower and any Affiliate related in any way to any Project and any other agreements or documents materially affecting the use and operation of any Project.

      4.6. PROPERTIES. Fee simple title to each Project is owned by each Borrower as indicated on Exhibit A hereto, in each case free and clear of all liens, claims, encumbrances, covenants, conditions and restrictions, security interests and claims of others, except only such exceptions as have been approved in writing by Agent. To the best of each Borrower's knowledge, each Project is in compliance in all material respects with all zoning requirements, building codes, subdivision improvement agreements, and all covenants, conditions and restrictions of record. Except as set forth on Exhibit 4.6 attached hereto, the zoning and subdivision approval of each Project and the right and ability to, use or operate the Improvements are not in any way dependent on or related to any real estate other than such Project. To the best each of Borrower's knowledge, there are no, nor are there any alleged or asserted, violations of law, regulations, ordinances, codes, permits, licenses, declarations, covenants, conditions, or restrictions of record, or other agreements relating to any Project, or any part thereof.

      4.7. PROPERTY ACCESS. Except as set forth on Exhibit 4.7 attached hereto, to each Borrower's knowledge, each Project is accessible through fully improved and dedicated roads accepted for maintenance and public use by the public authority having jurisdiction.

      4.8. UTILITIES. All utility services reasonably necessary and sufficient for the use or operation of each Project are available including water, storm, sanitary sewer, gas, electric and telephone facilities.

      4.9. FLOOD HAZARDS/WETLANDS. Except as set forth on Exhibit 4.9 attached hereto, to each Borrower's knowledge, no Project is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as a wetlands by any governmental entity having jurisdiction over any Project.

      4.10. TAXES/ASSESSMENTS. There are no unpaid or outstanding real estate or other taxes or assessments on or against any Project or any part thereof, except general real estate taxes not yet due or payable. Copies of the current general real estate tax bills with respect to each Project have been delivered to Agent. Each such bill covers the entire applicable Property and does not cover or apply to any other property. There is no pending or, to the best of each Borrower's knowledge, contemplated action pursuant to which any special assessment may be levied against any portion of any Project.

      4.11. EMINENT DOMAIN. There is no eminent domain or condemnation proceeding pending or, to the best of each Borrower's knowledge threatened, relating to any Project.

      4.12. LITIGATION. Except as set forth in Exhibit 4.12, there is no litigation, arbitration or other proceeding or governmental investigation pending or, to the best of each Borrower's knowledge, threatened against or relating to either Borrower or ALC or any of their respective property, assets, or business, including any Project, which if decided adversely would materially and adversely affect the business, affairs, assets or financial condition of any Borrower, ALC, any Project, or the prospects for repayment of the Loan.

      4.13. ACCURACY. Neither this Agreement nor any document, financial statement, credit information, certificate or written statement furnished to Agent by either Borrower or ALC contains any untrue statement of a material fact or omits to state a material fact which would affect any Lenders' decision to make the Loan.

      4.14. FOREIGN OWNERSHIP. Neither ALC nor either Borrower is or will be held, directly or indirectly, by a "FOREIGN CORPORATION", "FOREIGN PARTNERSHIP", "FOREIGN TRUST", "FOREIGN ESTATE", "FOREIGN PERSON", "AFFILIATE" of a "FOREIGN PERSON" or a "UNITED STATES INTERMEDIARY" of a "FOREIGN PERSON" within the meaning of IRC Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

      4.15. SOLVENCY. Neither ALC nor either Borrower is insolvent and, except with respect to ALC, which has filed for bankruptcy protection and emerged as a reorganized debtor on January 1, 2002, there has been no: (i) assignment made for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) bankruptcy, reorganization, or liquidation proceeding instituted by or against any of them.

      4.16. FINANCIAL STATEMENT/NO CHANGE. ALC has heretofore delivered to Agent copies of the financial statements dated September 30, 2003 of ALC. Said financial statements were prepared on a basis consistent with that of preceding years, and all of such financial statements present fairly the financial condition of ALC as of the dates in question and the results of operations for the periods indicated. Since the dates of such statements, there has been no material adverse change in the business or financial condition of ALC. ALC has no material contingent liabilities not provided for or disclosed in said financial statements. There has been no material adverse change since September 30, 2003 in the business operations, credit, prospects or financial condition of ALC or any Project.

      4.17. SPECIAL PURPOSE ENTITY. Each Borrower: (i) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any real or personal property other than the interest which it owns in its Projects, any personal property used in connection therewith, any Leases thereof and any contract rights with respect thereto; (ii) is not a shareholder or partner or member of any other entity; and (iii) does not conduct any business other than the ownership, management and operation of its Projects.

      4.18. NO BROKER. No brokerage commission or finder's fee is owing to any broker or finder arising out of any actions or activity of Borrowers in connection with the Loan.

      4.19. EMPLOYEES. Each Borrower has no employees and shall not have any employees until after the date on which the entire principal balance of the Loan and all interest thereon and all other sums due pursuant to the Loan Documents have been repaid in full (the "REPAYMENT DATE").

      4.20. SECURITY DEPOSITS. Neither Borrower has collected or received any security deposit from any tenant or resident of any Project, except as described on Exhibit 4.20 hereto.

      4.21. HIPAA COMPLIANCE. To the extent that and for so long as either Borrower or ALC becomes or remains a "covered entity" within the meaning of HIPAA, each Borrower by March 15, 2004 (a) will undertake and cause ALC to undertake all necessary surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that would reasonably be expected to be materially adversely affected by the failure of each Borrower or ALC, as applicable, to be HIPAA Compliant (as defined below); (b) will begin development of (and cause ALC to review its HIPAA program in place currently and develop) a detailed plan and time line for becoming HIPAA Compliant (a "HIPAA COMPLIANCE PLAN"); and (c) will implement (and cause ALC to implement) those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that each Borrower or ALC, as applicable, is or becomes HIPAA Compliant. For purposes hereof, "HIPAA Compliant" shall mean that each Borrower or ALC, as applicable, (x) will be in compliance in all material respects with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a "HIPAA COMPLIANCE DATE") and (y) is not and would not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that would reasonably be expected to result in any of the foregoing or that would reasonably be expected to have a material adverse effect on any Borrower's business, operations, assets, properties or condition (financial or otherwise), in connection with any actual or potential violation by either Borrower or ALC of the then effective provisions of HIPAA. "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

      4.22. ANTI-TERRORISM AND ANTI-MONEY LAUNDERING COMPLIANCE.

            4.22.1. COMPLIANCE WITH ANTI-TERRORISM LAWS. Each Borrower is not and shall not be, and, after making due inquiry, no Person who owns a controlling interest in or otherwise controls either Borrower is or shall be,
(i) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN LIST") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("OTHER LISTS" and, collectively with the SDN List, the "LISTS") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC LAWS AND REGULATIONS"); or (ii) a Person (a "DESIGNATED PERSON") either (A) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "EXECUTIVE ORDERS"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Amendment as the "ANTI-TERRORISM LAWS". Each Borrower also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in such Borrower is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 4.22.1 shall not apply to any Person to the extent that such Person's interest in either Borrower is through a U.S. Publicly-Traded Entity. As used in this Agreement, "U.S. PUBLICLY-TRADED ENTITY" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

            4.22.2. COMPLIANCE BY INTEREST HOLDERS. Each Borrower shall require each Person that proposes to become a partner, member or shareholder in such Borrower after the date hereof and that is not a U.S. Publicly-Traded Entity to sign, and to deliver to such Borrower (and such Borrower shall deliver to Lender), (a) an Interest Holder Certification and Agreement, in the form of
Exhibit 4.22 hereto ("INTEREST HOLDER AGREEMENT") and (b) if requested by Agent, each Borrower shall deliver to Agent a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in such Borrower.

            4.22.3. ANTI-TERRORISM POLICIES. To the extent required by applicable law or governmental regulation, each Borrower agrees to adopt and maintain adequate policies, procedures and controls to ensure that it is in compliance with all Anti-Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to in this Amendment as "BORROWER ANTI-TERRORISM POLICIES"). Each Borrower further agrees to make the Borrower Anti-Terrorism Policies, and the respective policies, procedures and controls for Persons who are or are to become partners, members or shareholders in such Borrower (such policies, procedures and controls are collectively referred to as "INVESTOR ANTI-TERRORISM POLICIES"), together with the information collected thereby concerning such Borrower and such partners, members or shareholders (but not information about indirect members that are not Controlling Persons), available to Agent and Lenders for review and inspection by Agent and Lenders from time to time during normal business hours and upon reasonable prior notice, and each Borrower agrees to deliver copies of the same to Agent and/or Lenders from time to time upon request. Agent and Lenders will keep the Borrower Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Agent and Lenders for enforcement of their rights and/or in connection with reasonable business use in the management, administration and disposition of their assets and investments. Each Borrower consents to the disclosure to U.S. regulators and law enforcement authorities by Agent and Lenders or any of their respective Affiliates or agents of such information about either Borrower and the owners of direct and indirect interests in each Borrower that Agent or Lenders reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

            4.22.4. FUNDS INVESTED IN BORROWERS. Each Borrower has taken, and shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by applicable law), with respect to each holder of a direct or indirect interest in such Borrower, to assure that funds invested by such holders in such Borrower are derived from legal sources ("ANTI-MONEY LAUNDERING MEASURES"). The Anti-Money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq. ("BSA"), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. Sections 1956 and 1957 (collectively with the BSA, "ANTI-MONEY LAUNDERING LAWS").

            4.22.5. NO VIOLATION OF ANTI-MONEY LAUNDERING LAWS. To each Borrower's actual knowledge neither such Borrower nor any holder of a direct or indirect interest in such Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. Sections 1956 and 1957, drug trafficking, terrorist-related activities or otHER money laundering predicate crimes, or any violation of the BSA, (b) has been assessed civil penalties under any Anti-Money Laundering Laws, or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

            4.22.6. BORROWER COMPLIANCE WITH ANTI-MONEY LAUNDERING LAWS. Each Borrower has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that such Borrower is and shall be in compliance with all current and future Anti-Money

Laundering Laws and applicable laws, regulations and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking.

            4.22.7. NOTIFICATION OF LENDER; QUARANTINE STEPS. Each Borrower shall immediately notify Agent if such Borrower obtains actual knowledge that any holder of a direct or indirect interest in such Borrower, or any director, manager or officer of any of such holder, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti-Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti-Money Laundering Laws.

      4.23. DEPOSIT AND OTHER ACCOUNTS. Exhibit 4.23 hereto lists all banks and other financial institutions at which either Borrower maintains deposit or other accounts as of the Closing Date, and such Exhibit correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

      4.24. COMPLIANCE WITH HEALTHCARE LAWS. Except as disclosed on Exhibit 4.24 hereto, neither Borrower has any knowledge that any Project, either Borrower, ALC or any tenant or operator of any Project is in violation of any applicable statute, law, ordinance, rules and regulations of any governmental authority with respect to regulatory matters primarily relating to patient healthcare (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Social Security Act, as amended, Section 1877, 42 U.S.C
Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as "STARK STATUTE"). To each Borrower's knowledge, ALC or Texas ALC, as applicable, has all licenses, permits, consents and approvals from or by, and/or has made all required filings with, all Governmental Authorities having jurisdiction, to the extent required for the ownership, lease, management or operation, as applicable, of each Project as a Health Care Facility. "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      4.25. CERTIFICATE OF NEED. To each Borrower's knowledge, ALC or Texas Partnership is the lawful owner of any certificate of need and has or has applied for any other required license for the ownership, lease, management and/or operation of the Projects. To each Borrower's knowledge, as of the date hereof, in the event that Agent or Lenders acquire any of the Projects through foreclosure or otherwise, neither the Borrowers nor Agent or any Lender, nor any purchaser of such Project (through a foreclosure or otherwise), must obtain a certificate of need from any applicable state healthcare regulatory authority or agency (other than giving such notice required under the applicable state law or regulation) prior to applying for and receiving a license to operate such Project and certification to receive

Medicare and Medicaid payments (and any successor program) for patients having coverage thereunder, provided that neither the services offered at the Project nor the number of beds operated would be changed.

                                   ARTICLE V
                              AFFIRMATIVE COVENANTS

      5.1. INSPECTION. Subject to the rights of tenants or residents under Leases, Agent and its authorized agents may enter upon and inspect any Project at all reasonable times upon reasonable advance notice given orally or in writing to Borrowers. Agent may retain one or more independent consultants to periodically inspect the Projects and all documents, drawings, plans, and consultants' reports relating thereto; provided, however, that such an inspection of a particular Project shall not occur more frequently than annually unless an Event of Default has occurred and is continuing or Agent has a good faith reason to do so. Borrowers shall pay Agent, for the benefit of Lenders, an inspection and loan servicing fee of $75,000 per year, which shall be payable in equal monthly installments of $6,250 due on the first (1st) day of each month during the term of the Loan, commencing January 1, 2004, which Agent shall use to cover the cost of the aforesaid inspections, it being understood and agreed that Borrowers shall have no obligation to pay for any costs of such customary annual inspections in excess of the inspection and loan servicing fee set forth in this Section 5.1, unless an Event of Default is continuing or such costs are addressed in the Environmental Indemnity.

      5.2. BOOKS AND RECORDS/AUDITS. Borrowers shall keep and maintain at all times at Borrowers' address stated in Section 4.1 above, or such other place as Agent may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of its Projects on a Project-by-Project basis and to provide the financial statements required to be provided to Agent pursuant to Section 5.3 below and copies of all written contracts, correspondence, reports of Agent's independent consultant, if any, and other documents affecting the Projects. Agent and its designated agents shall have the right to inspect and copy any of the foregoing at all reasonable times upon reasonable advance notice. Additionally, Agent may audit Borrower's records and computations; provided, however, that such audits shall not occur more frequently than annually unless an Event of Default has occurred and is continuing or Agent has a good faith reason to do so. The reasonable costs and expenses of the audit shall be paid by Borrowers if the audit discloses a monetary variance in any monthly, quarterly or annual financial report or statement or any other material financial information or computation provided or made by Borrowers equal to or greater than the greater of: (i) five percent (5%); or (ii) Five Thousand and No/100 Dollars ($5,000.00) more than any computation submitted by any Borrower.

      5.3. FINANCIAL STATEMENTS; BALANCE SHEETS. Each Borrower shall furnish to Agent and shall cause ALC to furnish to Agent such financial statements and other financial information as Agent may from time to time reasonably request. All such financial statements shall show all material contingent liabilities and shall accurately and fairly present the results of operations and the financial condition of each Borrower at the dates and for the period indicated. Without limitation of the foregoing, each Borrower shall furnish to Agent and shall cause ALC to furnish to Agent the following statements:

            5.3.1. MONTHLY AND ANNUAL OPERATING STATEMENTS. Statements of the operation of each Project on a Project-by-Project basis (including monthly operating statements and occupancy reports) as of the last day of each month, to be delivered within thirty (30) days after the end of each month and certified by Borrowers as true, correct, and complete in all material respects, and yearly statements of the operation of the Project on a Project-by-Project basis, to be delivered within one hundred twenty (120) days after the end of each fiscal year and certified by Borrowers as true, correct, and complete in all material respects.

            5.3.2. QUARTERLY AND ANNUAL BALANCE SHEETS AND FINANCIAL STATEMENTS. Annual audited and quarterly unaudited consolidated balance sheets and financial statements from ALC, within one hundred twenty (120) days of the end of each fiscal year and forty-five (45) days of the end of each fiscal quarter, respectively, which are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles, and fairly present in all material respects the financial condition(s) of the person(s) referred to therein as of the date(s) indicated.

            5.3.3. AUDITS. If either Borrower fails to furnish or cause to be furnished promptly any report required by this Section 5.3, or if Agent reasonably deems such reports to be unacceptable, and such circumstances continue more then ten (10) business days after Borrower's receipt of a notice thereof from Agent setting forth in reasonable detail Agent's objections to such report, Agent may elect (in addition to exercising any other right and remedy) to conduct an audit of all books and records of either Borrower and/or ALC which in any way pertain to any Project and to prepare the statement or statements which either Borrower failed to procure and deliver. Such audit shall be made and such statement or statements shall be prepared at Agent's option, either internally by Agent or by an independent firm of certified public accountants to be selected by Agent. Borrowers shall pay all reasonable costs and expenses of the audit and other services, whether performed internally or by an independent firm, which costs and expenses shall be immediately due and payable with interest thereon at the default rate contained in the Notes.

      5.4. USE OF PROCEEDS. Borrowers and ALC shall use the proceeds of the Loan for proper business purposes. No portion of the proceeds of the Loan shall be used by Borrowers or ALC in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934.

      5.5. NOTICE OF LITIGATION OR DEFAULT. Borrowers shall within a reasonable period of time provide Agent with:

            (a) written notice of any litigation, arbitration, or other proceeding or governmental investigation pending or, to any Borrower's or ALC's knowledge, threatened against or relating to any Borrower, ALC, or any Project, which if decided adversely, would reasonably be expected to have a material adverse effect on any Borrower, ALC or any Project; and

            (b) a copy of all notices of material default and violations of laws, regulations, codes, ordinances and other legal requirements received by either Borrower or ALC relating to either Borrower, ALC, the Collateral or any Project.

      5.6. AFFILIATE TRANSACTIONS. Any agreement by a Borrower with an Affiliate pertaining to any Project, other than the ALC Leases which Agent and Lenders acknowledge and agree provide for below market rent, shall be on terms no less favorable to such Borrower than would be obtained from a non-Affiliate. Borrowers shall deliver to Agent a copy of each such agreement. If requested by Agent, such agreement shall provide Agent the right to terminate it upon Agent's or Lenders' (or their designee's) acquisition of the Project through foreclosure, a deed-in-lieu of foreclosure, UCC sale or otherwise.

            "AFFILIATE" means with respect to any individual, trust, estate, partnership, limited liability company, corporation or any other incorporated or unincorporated organization (each a "PERSON"), a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with either Borrower or ALC; any officer, director, partner or shareholder of such Borrower or ALC; any relative of any of the foregoing. The term "CONTROL" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      5.7. ADVERTISEMENT. Borrowers agree to allow Agent and Lenders to advertise in the various news or financial media that Agent and Lenders have provided financing to Borrowers.

      5.8. REPLACEMENT RESERVE. Commencing on February 1, 2004, at the time of and in addition to the monthly installments of interest and principal due under the Notes, Borrowers shall pay to Agent, for the benefit of Lenders, an amount equal to one twelfth of the sum of $360 per unit in the Projects (the "REPLACEMENT RESERVE"). The Replacement Reserve funds shall be placed in an interest bearing account, with all interest earned to be credited to Borrowers. On the Maturity Date, the monies then remaining on deposit with Agent shall be applied against the Indebtedness or if all Indebtedness has been indefeasibly paid in full, returned to Borrowers. So long as no Event of Default is then continuing, Borrowers may request not more than once per calendar month that Agent disburse funds equal to at least $5,000.00 per request (in aggregate for all Borrowers) from the Replacement Reserve (which request will include a reasonably detailed description of the capital expenditures at the Projects which Borrowers intend to pay for with such funds), which request shall not be unreasonably denied by Agent. If requested by Agent, each disbursement request will be accompanied by copies of purchase orders, invoices, and lien waivers and other evidence reasonably required by Agent.

      5.9. HIPAA COMPLIANCE. Each Borrower shall cause the representations and warranties set forth in Section 4.21 above to remain true and correct in all material respects at all times.

      5.10. INSURANCE PREMIUMS. At any time after Borrower (or ALC or its Affiliates as applicable) no longer pays or causes to be paid its Insurance Premiums (as defined below) annually in advance, then at the time of and in addition to the monthly installments of principal and interest due under the Notes, Borrowers shall pay to Agent a sum equal to one-twelfth (1/12) of the amount estimated by Agent to be sufficient to pay all insurance premiums and other similar charges in connection with the insurance required to be carried by Borrowers (collectively, the "INSURANCE PREMIUMS") at least thirty (30) days before they become due and payable. So long as no Event of Default exists hereunder, Agent shall apply the sums to pay the Insurance Premiums. These sums may be commingled with the general funds of Agent, and no interest shall be payable thereon nor shall these sums be deemed to be held in trust for the benefit of Borrowers. If Agent at any time reasonably determines that such amount on deposit is insufficient to fully pay such Insurance Premiums, Borrowers shall, within ten (10) days following notice from Agent, deposit such additional sum as may be reasonably required by Agent. On the Maturity Date, the moneys then remaining on deposit with Agent or its agent shall, at Agent's option, be applied against the Indebtedness or, if all Indebtedness has been indefeasibly paid in full, returned to Borrowers. The obligation of Borrowers to pay the Insurance Premiums is not affected or modified by the provisions of this
Section 5.10.

      5.11. DIRECTOR. In the event that Steven Vick resigns as Director of either Borrower and/or Limited Partner, dies or becomes incapacitated, ALC shall appoint a replacement Director or Directors for such Borrower and Limited Partner within thirty (30) days thereafter, which replacement shall be either the Chief Executive Officer of ALC at such time or another person reasonably acceptable to Agent.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

      6.1. NO AMENDMENTS. Borrowers shall not amend, modify or terminate, or permit the amendment, modification or termination of any of:

            (a) the Incorporation Documents (other than those of ALC) or the Partnership Documents; or

            (b) the ALC Leases; provided, however, Borrower may terminate any ALC Lease if ALC or Texas Partnership, as applicable, elects to voluntarily terminate its license to operate the applicable Project and the respective Borrower simultaneously obtains such license in its own name and there are no changes in the actual operations at the Project, which are continued by ALC pursuant to a management agreement reasonably acceptable to Agent, and the respective Borrower and ALC execute and deliver Agent's form of collateral assignment of management agreement in favor of Agent.

      6.2. NO ADDITIONAL INDEBTEDNESS Borrowers shall not, without Agent's prior written consent, incur any indebtedness to any Person (other than Agent and Lenders under the Loan Documents), except for (a) trade payables in the ordinary course of business, and (b) up to $75,000 in the aggregate per Project for purchase money debt to purchase and, capital leases of, vehicles, equipment and other capital items to be used solely in connection with the operation of such Project and which are reasonably related to the operation of assisted living facilities. Other than as set forth in the Loan Documents, no Borrower shall guarantee the obligations of any other Person.

      6.3. NO COMMINGLING FUNDS. No Borrower shall commingle funds related to any of its Projects with funds from any other property; provided, however, so long as no Event of Default is then continuing, Borrowers may make disbursements of funds from their separate bank accounts to ALC or any Affiliate of Borrowers.

      6.4. LIENABLE WORK. No excavation, construction, earth work, site work or any other mechanic's lienable work shall be done to or for the benefit of any Project, without Agent's approval, which shall not be unreasonably withheld, except for normal repair and maintenance in the ordinary course of business, the work referenced in Section 5.8 and up to $25,000 of work annually at each Project which does not decrease the value of such Project.

      6.5. CONVERSION. Borrowers shall not, and shall not permit, any Project or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form or ownership.

      6.6. USE OF PROPERTY. Unless required by applicable law, Borrowers shall not permit changes in the use of any Project from the use existing at the Closing Date. Borrowers shall not, and Borrowers shall not permit ALC to, initiate or acquiesce in a change in the plat of subdivision, or zoning classification of any Project without Agent's prior written consent.

      6.7. TRANSFERS OF INTEREST IN ALC. Without Agent's prior written approval, Borrowers shall not cause or permit any transaction involving a change in control (as hereinafter defined) of ALC, any merger or consolidation of ALC with any entity, or the liquidation, winding up or dissolution of ALC itself, or the sale of all or substantially all of ALC's assets or ALC's stock ceasing to be publicly traded; provided that, notwithstanding the foregoing, a change in control of ALC (which may include taking ALC private), including, but not limited to, by means of a merger or consolidation or a transaction involving the sale of all or substantially all of the assets of ALC, may occur without Agent's prior written approval, provided that:

            (a) Agent shall have received reasonable prior notice thereof as well as such documents, agreements, certificates, legal opinions and information (in form and substance reasonably satisfactory to Agent) which may be reasonably requested by Agent, including without limitation, an Agreement of Principal, an Environmental Indemnity and a Pledge in the form of those documents executed by ALC, executed by New ALC (as defined below), if applicable;

            (b) Following any such transaction, either Bruce E. Toll, BET Associates, LP (provided at the time thereof it is owned or controlled by Bruce E. Toll), LTC Properties, Inc., CLC Healthcare, Inc. (provided at the time thereof it is owned or controlled by, or under common control with, LTC Properties, Inc.), Steven Vick, or any entity owned or controlled by, or under common control with, any of them, or any combination thereof, has the ability, directly or indirectly, through ownership of voting securities or otherwise, to elect a majority of the members of the board of directors of ALC, or of the acquiring, surviving or successor entity ("NEW ALC"), as applicable;

            (c) Following any such transaction, Steven Vick or another individual reasonably acceptable to Agent shall be the chief executive officer of ALC, or of New ALC, as applicable;

            (d) No material adverse change in the business or financial condition of ALC has occurred and is continuing prior to the consummation of any such transaction or would result therefrom (which for these purposes shall include a material adverse change in the business or financial condition of New ALC after the consummation of any such transaction as compared to the business or financial condition of ALC prior to the consummation of any such transaction); provided, however, for purposes hereof neither (i) the recapitalization of ALC or the refinancing of ALC or the capitalization or financing of New ALC, including, but not limited to, by means of one or more sale-leaseback transactions, done to effect such a transaction in which Steven Vick (or an entity owned or controlled by him) is a material investor (as hereinafter defined) or after which transaction Steven Vick remains as the chief executive officer of ALC or of New ALC, as applicable, nor (ii) the fact that any owners of ALC immediately prior to such transaction cease being owners of ALC or are not owners of New ALC, as applicable, or materially reduce their ownership of ALC, or own a lesser interest in New ALC than they owned in ALC, as a result of such a transaction, shall be treated as a material adverse change to ALC or to New ALC);

            (e) No Event of Default has occurred and is continuing or would result therefrom;

            (f) Borrowers shall reimburse Agent and Lenders for all reasonable costs and expenses incurred by them in connection with the matters described in this Section 6.7, including without limitation, any negotiation, review and preparation of documents, legal fees, and any transaction costs; and

            (g) Following any such transaction that creates New ALC, New ALC owns, directly or indirectly, 100% of the ownership interests in both Borrowers and the Texas Partnership.

If Borrowers violate any provision of this Section 6.7, Agent shall have the right but not the obligation to accelerate the Maturity Date to a date which is not less than ninety (90) days after Agent provides written notice of such acceleration to Borrowers. For purposes hereof, a change in control of ALC shall mean a change in the Person or Persons who have the ability, directly or indirectly, through ownership of voting securities or otherwise, to elect a majority of the members of the board of directors of ALC. For purposes hereof, Steven Vick or an entity owned or controlled by him shall be deemed to be a material investor of ALC or of New ALC, if (i) in the case of ALC, Steven Vick directly or through such entity increases his voting stock ownership in ALC as a result of such transaction by at least five percent (5%) of the outstanding voting shares of ALC as measured immediately after the transaction or (ii) in the case of New ALC, the percentage of voting stock ownership or other voting equity ownership of New ALC held by Steven Vick directly or through such entity immediately after such transaction is greater than his voting stock ownership in ALC immediately prior to such transaction by at least five percent (5%) of the outstanding voting shares or other voting equity ownership of New ALC (for example, if Steven Vick owned x% of ALC, his ownership of New ALC would need to be greater than or equal to the sum of x% plus 5%).

                                  ARTICLE VII
            EVENTS OF DEFAULT; ACCELERATION OF INDEBTEDNESS; REMEDIES

      7.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "EVENT OF DEFAULT" under this Agreement:

            (a) Failure of Borrowers to pay, within five (5) days of the due date, any interest or principal payment required to be made under the Notes or this Agreement, and within five (5) days after notice, any of the other payment obligations of Borrowers to Agent or Lenders, including any other payment due under the Notes or this Agreement or the other Loan Documents (all interest, principal and all other amounts coming due under any of the Loan Documents is referred to collectively as the "INDEBTEDNESS"); or

            (b) Failure of Borrowers to strictly comply with the provisions of Sections 4.17 (special purpose entity), 6.2 (no additional indebtedness) or 6.7 (transfers of interest in ALC) of this Agreement; or

            (c) Breach of any covenant, representation or warranty other than as set forth in subsections (a) and (b) above which is not cured within thirty (30) days after notice; provided, however, if such breach cannot by its nature be cured within thirty (30) days, and Borrowers diligently pursue the curing thereof (and then in all events cure such failure within sixty (60) days after the original notice thereof), Borrowers shall not be in default hereunder; provided, further that if such breach results from the commencement of any administrative or other proceeding seeking license revocation or suspension or limitation on admission of residents to any of the Facilities (collectively, "REGULATORY ACTION") by any federal or state regulatory agency, and Borrowers are unable to cure such breach within the cure period set forth in the immediately preceding proviso, then Borrowers shall not be in default hereunder as a result of such Regulatory Action unless (a) Borrowers fail promptly, and in any event within thirty (30) days following the date on which it first receives notice of such

      Regulatory Action, to commence resolution of the matter and thereafter diligently and continuously prosecute in good faith a settlement, dismissal or resolution of such Regulatory Action; (b) the Facility in question fails to be continuously operated by a Borrower or ALC as an assisted living facility; or (c) the license to operate the Facility in question has terminated as a result of such Regulatory Action and Borrowers or ALC have no appeal rights; or

            (d) A petition under any Chapter of Title 11 of the United States Code or any similar law or regulation is filed by or against either Borrower or ALC (and in the case of an involuntary petition in bankruptcy, such petition is not discharged within sixty (60) days of its filing), or a custodian, receiver or trustee for any Project is appointed, or either Borrower or ALC makes an assignment for the benefit of creditors, or any of them are adjudged insolvent by any state or federal court of competent jurisdiction, or any of them admit their insolvency or inability to pay their debts as they become due or an attachment or execution is levied against any Project; or

            (e) The occurrence of a default and the expiration of any cure period applicable thereto under any Loan Document; or

            (f) The occurrence of a default and the expiration of any cure period applicable thereto under any ALC Lease or the termination of any ALC Lease; provided, however, neither such event shall constitute an Event of Default hereunder if it was caused solely by ALC's or Texas Partnership's, as applicable, decision to voluntarily terminate its license to operate the applicable Project and the respective Borrower simultaneously obtains such license in its own name and there are no changes in the actual operations at the Project, which are continued by ALC or Texas Partnership, as applicable, pursuant to a management agreement reasonably acceptable to Agent, and the respective Borrower and ALC or Texas Partnership, as applicable, execute and deliver Agent's form of collateral assignment of management agreement in favor of Agent; or

            (g) Borrowers shall default in the payment of any indebtedness in an aggregate outstanding principal amount greater than $10,000.00 (other than the Indebtedness), and such default is declared and is not cured within the greater of thirty (30) days thereafter or the time, if any, specified therefor in any agreement governing the same; or

            (h) Any statement, report or certificate made or delivered to Agent or any Lender by either Borrower or ALC is not materially true and complete at any time; or

            (i) The annualized ANOI of the Projects does not provide an aggregate Debt Coverage Ratio of at least 1.45:1.00, to be calculated on a quarterly basis for the immediately preceding six (6) month period, beginning on April 1, 2004; or

            (j) The annualized ANOI of the Projects does not provide an aggregate Project Yield of at least 15.25%, to be calculated on a quarterly basis for the immediately preceding six (6) month period, beginning on April 1, 2004; or

            (k) Failure of Texas ALC to obtain and deliver to Agent, within sixty (60) days of the Closing Date, evidence satisfactory to Agent that all licenses and permits necessary to operate each of its Projects as assisted living facilities have been issued to and in the name of Texas Partnership;

            (l) ALC ceases to own, directly or indirectly, one hundred percent (100%) of the economic interests in each Borrower and Limited Partner; or

            (m) Failure of Borrowers to comply with the provisions of Section
      5.1 (inspection), which failure occurs more than three times in any one-year period (in aggregate for all Projects), or which failure is not cured within five (5) days after notice thereof (and in all event Borrowers shall pay Agent's extra costs and expenses incurred as a result of any such failure).

      7.2. ACCELERATION; REMEDIES. Upon the occurrence of an Event of Default, at the option of Agent or at the direction of Requisite Lenders and upon written notice (but without any further opportunity to cure) to the Borrowers, the Indebtedness shall become immediately due and payable and Agent and Lenders shall be entitled to all of the rights and remedies provided in the Loan Documents or at law or in equity. Each remedy provided in the Loan Documents is distinct and cumulative to all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

      7.3. LIMITED RECOURSE. Notwithstanding anything to the contrary contained herein, Agent and Lenders agree that none of the shareholders of Borrowers (collectively the "NON-RECOURSE PARTY") shall be personally liable for the payment of any sums now or hereafter owing to Agent and Lenders under the Loan Documents, except that such Persons shall be personally liable for the payment and performance of their respective obligations under the Pledge, the Subordinations, the collateral assignments of management agreements (if any), the Environmental Indemnity and the Agreement of Principal.

                                  ARTICLE VIII
                          ASSIGNMENT AND PARTICIPATION

      8.1. ASSIGNMENTS AND PARTICIPATIONS.

            8.1.1. ASSIGNMENTS. Each Lender may from time to time assign, subject to the terms of an Assignment and Acceptance Agreement in a form prescribed by Agent, its rights and delegate its obligations under this Agreement to another Person, provided that (a) such Lender (excluding GECC) shall first obtain the written consent of Agent, which consent shall not be unreasonably withheld; (b) the Pro Rata Share (defined below) of the Loan being assigned shall in no event be less than the lesser of (i) $10,000,000.00 and
(ii) the entire
amount of the Pro Rata Share of the Loan of the assigning Lender; and (c) upon the consummation of each such assignment the assigning Lender shall pay Agent an administrative fee of $3,500.00 (the foregoing conditions set forth in clauses
(a), (b) and (c) may, however, be waived by Agent in its sole discretion). In the case of an assignment authorized under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder, subject to the applicable Assignment and Acceptance Agreement. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Loan or assigned portion thereof. Borrowers hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a Lender hereunder. Except as provided in this subsection 8.1.1, and notwithstanding other provisions of this Agreement or the other Loan Documents which may be to the contrary, no Lender shall assign or sell participations in this Agreement, the other Loan Documents or the Loan.

            "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (i) the outstanding principal amount of the Loan funded by such Lender by (ii) the outstanding principal amount of the Loan, as such percentage may be adjusted by assignments permitted by
      Section 8.1.

            8.1.2. RECORDING OF ASSIGNMENTS. Agent shall maintain at its office in Chicago, Illinois a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrowers, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice.

            8.1.3. ACCEPTANCE OF ASSIGNMENT BY AGENT. Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and its assignee (together with the Notes subject to such assignment) and the administrative fee referred to above, Agent shall (subject to the consent of Agent to such assignment, if required) (1) accept such Assignment and Acceptance Agreement, (2) record the information contained therein in the Register to reflect such Assignment and Acceptance Agreement and (3) give prompt notice thereof to Borrowers and Lenders. Upon request by Agent, Borrowers shall promptly execute and deliver to Agent Notes evidencing the Indebtedness owed by Borrowers to the assignee and, if applicable, the assigning Lender, after giving effect to the assignment. Agent shall cancel the Notes delivered to it by the assigning Lender and deliver the cancelled Notes to the Borrowers and the new Notes to the assignee and, unless the assigning Lender has assigned all of its interests under this Agreement, the assigning Lender.

            8.1.4. PARTICIPATIONS. GECC may sell (and buy back) participations in all or any part of its Pro Rata Share of the Loan to (from) another Person. All amounts payable by Borrowers hereunder shall be determined as if GECC had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount or interest rate payable; (ii) any extension of the date fixed for any payment of interest payable; or (iii) any release of all or substantially all of the Collateral (except if the sale, disposition or release of such Collateral is permitted hereunder or under any other Loan Document). Borrowers hereby acknowledge and agree that any participation will give rise to a direct obligation of Borrowers to the participant, and the participant shall for purposes of Sections 8.4 and 9.7 be considered to be a Lender hereunder.

            8.1.5. OTHER MATTERS. Except as otherwise provided in this Section 8.1, no Lender shall, as between Borrowers and that Lender, be relieved of any of its obligations hereunder as a result of any assignment of, or granting of a participation in, all or any part of the Loans, the Notes, the Indebtedness or other obligations owed to such Lender. Each Lender may furnish any information concerning Borrowers and ALC in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the execution by any such assignee or participant (or prospective assignee or participant) of a confidentiality agreement in the form customarily used by Agent; provided, however, in no event shall any confidentiality agreement be required in the event of a securitization of the Loan. Borrowers agree that they will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

      8.2. AGENT.

            8.2.1. APPOINTMENT. Each Lender hereby designates and appoints GECC as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Loan Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this
Section 8.2 and 8.3. The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Person. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

            8.2.2. NATURE OF DUTIES. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrowers and ALC in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrowers and ALC, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

            8.2.3. RIGHTS, EXCULPATION, ETC. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any of Borrowers, ALC or Lenders. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any of Borrowers, ALC or Lenders, or the existence or possible existence of any default hereunder or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan

Documents in accordance with the instructions of Requisite Lenders and, notwithstanding the instructions of Requisite Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with subsection 8.2.5 below.

      "REQUISITE LENDERS" means Lenders (other than Defaulting Lenders) having sixty-six and two-thirds percent (66-2/3%) or more of the outstanding principal balance of the Loan of all Lenders that are not Defaulting Lenders.

            8.2.4. RELIANCE. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, facsimile, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

            8.2.5. INDEMNIFICATION. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Requisite Lenders until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2.5 shall survive the payment in full of the Indebtedness and the performance in full of all other obligations of Borrowers or ALC to Agent and/or Lenders under any of the Loan Documents (the "OBLIGATIONS") and the termination of this Agreement.

            8.2.6. GECC INDIVIDUALLY. With respect to its obligations under the Loan, GECC shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "LENDERS" (as defined above) or "REQUISITE LENDERS" or any similar terms shall, unless the context clearly otherwise indicates, include GECC in its individual capacity as a Lender or one of the Requisite Lenders. GECC may lend money to, acquire equity or other ownership interests in, and generally engage in any kind of banking, trust or other business as if it were not acting as Agent pursuant hereto.

            8.2.7. SUCCESSOR AGENT.

            (a) RESIGNATION. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrowers and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (b) below or as otherwise provided below.

            (b) APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation pursuant to clause (a) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrowers. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (a) above, the retiring Agent, upon notice to Borrowers, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

            (c) SUCCESSOR AGENT. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this
      Section 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

            8.2.8. COLLATERAL MATTERS.

            (a) CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2.7 (d) and this subsection 8.2.8(a)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent. Subject to Section 2.2 above, upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) subject to Section 2.2 above, such release shall not in any manner discharge, affect or impair the Indebtedness or Obligations or any liens upon (or obligations of any Lender, in respect of), all interests retained by any Lender, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

            (b) ABSENCE OF DUTY. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Loan Documents exists or is owned by Borrowers or ALC, as applicable, or is cared for, protected or insured or has been encumbered or that the liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2.8 or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Loan Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Loan Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

            (c) AGENCY PROVISIONS RELATING TO COLLATERAL.

                  (i) The Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, at any time and from time to time, to take any actions with respect to any Collateral for the Loan or any Loan Document which may be necessary to preserve and maintain such Collateral or to perfect and maintain perfected the liens upon such Collateral granted pursuant to this Agreement and the other Loan Documents.

                  (ii) Should the Agent commence any proceeding or in any way seek to enforce the Agent's or the Lenders' rights or remedies under the Loan Documents, irrespective of whether as a result thereof the Agent shall acquire title to any Collateral, each Lender, upon demand therefore from time to time, shall contribute its Pro Rata Share of the reasonable costs and/or expenses of any such enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraiser's fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrowers. Without limiting the generality of the foregoing, each Lender shall contribute its Pro Rata Share of all reasonable out of pocket costs and expenses incurred by the Agent (including reasonable attorneys' fees and expenses but excluding any administrative fees payable to Agent hereunder) if the Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral for the Loan or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or lien on any Collateral, or to enforce any rights of the Agent or the Lenders or any of Borrowers' or any other party's obligations under any of the Loan Documents, but not with respect to any dispute between any Agent and any other Lender(s). It is understood and agreed that in the event the Agent determines it is necessary to engage counsel for Lenders from and after the occurrence and during the continuance of an Event of Default, said counsel shall be selected by the Agent and written notice of such selection, together with a copy of such counsel's engagement letter and fee estimate, shall be delivered to the Lenders.

                  (iii) In the event that all or any portion of the Collateral for the Loan is acquired by the Agent as the result of the exercise of any remedies hereunder or under any other Loan Document, or is retained in satisfaction of all or any part of Borrowers' obligations under the Loan Documents, title to any such Collateral or any portion thereof shall be held in the name of the Agent or a nominee or subsidiary of the Agent, as agent, for the ratable benefit of the Agent and the Lenders. The Agent shall prepare a recommended course of action for such Collateral (the "POST-DEFAULT PLAN"), which shall be subject to the approval of the Requisite Lenders. The Agent shall administer the Collateral in accordance with the Post Default Plan, and upon demand therefore from time to time, each Lender will contribute its Pro Rata Share of all reasonable out of pocket costs and expenses incurred by the Agent pursuant to the Post-Default Plan, including without limitation, any operating losses and all necessary operating reserves. To the extent there is net operating income from such Collateral, the Agent shall, in accordance with the Post-Default Plan, determine the amount and timing of distributions to Lenders. All such distributions shall be made to Lenders in accordance with their respective Pro Rata Share. In no event shall the provisions of this subsection or the Post-Default Plan require any Agent or any Lender to take an action which would cause such Lender to be in violation of any applicable regulatory requirements.

            (d) LENDER ACTIONS AGAINST BORROWERS OR THE COLLATERAL. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrowers or any other Person hereunder or under any other Loan Documents with respect to exercising claims against the Borrowers or rights in any Collateral without the consent of the Requisite Lenders. With respect to any action by the Agent to enforce the rights and remedies of the Agent and Lenders with respect to the Borrowers and any Collateral in accordance with the terms of this Agreement, each Lender hereby consents to the jurisdiction of the court in which such action is maintained.

            (e) RELEASE OF COLLATERAL. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon any Collateral (i) upon termination of the Loan and payment and satisfaction of all Indebtedness and Obligations (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted); or (ii) constituting property being refinanced, sold or disposed or if Borrowers certify to Agent that the refinancing, sale or disposition is made in compliance with the provisions of this Agreement, including, without limitation, pursuant to Section 2.2 hereof (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

            8.2.9. AGENCY FOR PERFECTION. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefore, shall deliver such assets to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Loan Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

            8.2.10. NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Event of Default and stating that such notice is a "NOTICE OF DEFAULT". Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Event of Default as may be requested by Requisite Lenders in accordance with this Article VIII. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interests of Lenders.

            8.2.11. EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may undertake any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be liable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

      8.3. AMENDMENTS, CONSENTS AND WAIVERS.

            8.3.1. Except as otherwise provided in Section 8.2, this Section 8.3 or in Section 9.17, and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite Lenders and Borrowers will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

            8.3.2. In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent.

      8.4. SET OFF AND SHARING OF PAYMENTS.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrowers, and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrowers, against and on account of any of the Indebtedness or Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Indebtedness or Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Indebtedness or Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

      8.5. DISBURSEMENT OF FUNDS.

            Agent may, on behalf of Lenders, disburse funds to Borrowers for advances of the Loan requested in compliance with the provisions of this Loan Agreement. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any portion of the Loan before Agent disburses same to Borrowers. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone, facsimile or telecopy of the amount of such Lender's Pro Rata Share of the advance requested by Borrowers no later than 1:00 p.m. Chicago time on the funding date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested advance, in same day funds, by wire transfer to Agent's account on such funding date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.5 shall be without premium or penalty, but with interest at the Interest Rate. Nothing in this Section 8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

      8.6. PAYMENTS.

            8.6.1. DISTRIBUTION AND APPORTIONMENT OF PAYMENTS.

            (a) Subject to subsection 8.6.1(b), payments actually received by Agent for the account of the Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within five (5) Business Days, provided that, if any such payments are not distributed to the Lenders within five (5) Business Days after Agent's receipt thereof, Agent shall pay to such Lenders interest thereon, at the lesser of (i) the overnight cost of funds at which federal funds are made available to the Agent (such interest rate to change automatically effective as of the date of each change in the overnight cost of federal funds) and (ii) if the applicable payment represents repayment of a portion of the principal of the Loan, the Interest Rate, from the date of receipt of such funds by Agent until such funds are paid in immediately available funds to such Lenders provided such funds are received by Agent not later than 11:00 A.M. (Chicago time) on the date of receipt. All payments of principal and interest in respect of the Loan, all payments of the fees described in this Agreement (but not in any separate fee letter except to the extent expressly set forth therein), and all payments in respect of any other obligations of Borrowers under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion of their respective Pro Rata Shares or otherwise as provided herein or in the other Loan Documents or in the Assignment and Acceptance Agreements, as the case may be. The Agent shall distribute to each Lender at its primary address set forth herein or in its Assignment and Acceptance Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Requisite Lenders, or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by Borrowers.

            (b) If a Lender (a "DEFAULTING LENDER") defaults in making any advance or paying any other sum payable by it hereunder, such sum together with interest thereon at the Interest Rate from the date such amount was due until repaid (such sum and interest thereon as aforesaid referred to, collectively, as the "LENDER DEFAULT OBLIGATION") shall be payable by the Defaulting Lender (i) to any Lender(s) which elect, at their sole option (and with no obligation to do so), to fund the amount which the Defaulting Lender failed to fund or (ii) to the Agent or any other Lender which under the terms of this Agreement is entitled to reimbursement from the Defaulting Lender for the amounts advanced or expended. Notwithstanding any provision hereof to the contrary, until such time as the Defaulting Lender has repaid the Lender

      Default Obligation in full (i) all amounts which would otherwise be distributed to the Defaulting Lender shall instead be applied first to repay the Lender Default Obligation (to be applied first to interest at the Interest Rate and then to principal) until the Lender Default Obligation has been repaid in full (whether by such application or by cure by the Defaulting Lender) whereupon such Lender shall no longer be a Defaulting Lender, and (ii) the Defaulting Lender's right to consent to or approve of matters which are subject to the consent or approval of Requisite Lenders or all Lenders shall be suspended, and for purposes of consent and approval the definition of "REQUISITE LENDERS" and "ALL LENDERS" shall be modified as if the Defaulting Lender were not a Lender. Any interest collected from Borrowers on account of principal advanced by any Lender(s) on behalf of a Defaulting Lender shall be paid to the Lender(s) who made such advance and shall be credited against the Defaulting Lender's obligation to pay interest on the amount advanced at the Interest Rate. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of Borrowers as to their desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of Requisite Lenders, or all Lenders. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the Lender Default Obligation any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the Lender Default Obligation and, to the extent such recovery would not fully compensate the Lenders for the Defaulting Lender's breach of this Agreement, to collect damages. In addition, the Defaulting Lender shall indemnify, defend and hold Agent and each of the other Lenders harmless from and against any and all claims, actions, liabilities, damages, costs and expenses (including attorneys' fees and expenses), plus interest thereon at the Interest Rate, for funds advanced by Agent or any other Lender on account of the Defaulting Lender or any other damages such entities may sustain or incur by reason of or as a direct consequence of the Defaulting Lender's failure or refusal to abide by its obligations under this Agreement.

            (c) At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

            8.6.2. RETURN OF PAYMENTS.

            (a) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind together with interest thereon, for each day from and including the date such amount is made available by Agent to such Lender to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate in effect on each such day (as determined by Agent) and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

            (b) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any requirement of law, court order or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

      8.7. RESERVES. The Agent is hereby authorized on behalf of all Lenders, without necessity of any notice to or further consent from any Lender, at any time and from time to time (i) to disburse the inspection fees collected under
Section 5.1 to pay for the inspections referred to therein (including payment to Agent therefor), (ii) to disburse all or any portion of any real estate tax reserves maintained under the Mortgages, and (iii) to disburse all or any portion of the Replacement Reserve.

      8.8. SALE OF THE LOAN. Notwithstanding anything to the contrary contained herein but subject to the exceptions listed below, so long as no Event of Default is then continuing, no Lender shall sell or assign its interest in the Loan without the prior written consent of Borrowers, which consent shall not be unreasonably withheld, conditioned or delayed. The immediately preceding sentence shall not apply to the following situations: (i) the sale (or repurchase) by GECC of any participation(s) in all or any part of its interest in the Loan, (ii) the sale or assignment of a Lender's interest in the Loan (or any portion thereof) to any Person with assets of one billion dollars or more on a consolidated basis at the time of such transaction, (iii) the sale or assignment of a Lender's interest in the Loan (or any portion thereof) to an affiliate of such Lender, (iv) the sale or assignment of a Lender's interest in the

Loan (or any portion thereof) if done in connection with the sale, assignment or other disposition of all or any substantial portion of such Lender's portfolio of real estate or healthcare loans of a similar nature or (v) the sale or assignment by a Lender of its interest in the Loan (or any portion thereof) to another Lender or Agent.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1. EXPENDITURES AND EXPENSES. Borrowers shall promptly pay all reasonable Costs (defined below) incurred by Agent and/or Lenders in connection with the documentation, closing, modification, workout, collection or enforcement of the Loan or any of the Loan Documents (as applicable), but specifically excluding the costs incurred pursuant to Section 5.7, and all such Costs, if not paid by Borrowers within five (5) Business Days after a demand for payment from Agent setting forth in reasonable detail the nature of the Costs for which payment is due, shall be included as additional Indebtedness bearing interest at the interest rate then applicable to the Indebtedness until paid. For the purposes hereof "COSTS" means all reasonable expenditures and expenses which may be paid or incurred by or on behalf of Agent and/or Lenders including reasonable repair costs, payments to remove or protect against liens, reasonable attorneys' fees (including fees of Agent's and/or Lenders' inside counsel), reasonable receivers' fees, engineers' fees, accountants' fees, independent consultants fees (including environmental consultants but specifically excluding any engineers or consultants engaged to provide the customary annual inspection services described in Section 5.1 and for which payment is covered by the loan and servicing fee described in Section 5.1 and are not addressed in the Environmental Indemnity or incurred during the continuance of an Event of Default), all reasonable costs and expenses incurred in connection with any of the foregoing, Agent's and/or Lenders' out-of-pocket costs and expenses related to any audit of any Project to the extent permitted by Section 5.2 above, reasonable outlays for documentary and expert evidence, stenographers' charges, stamp taxes, publication costs, and costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring all such abstracts of title, title and UCC searches, and examination, title insurance policies, Torrens' Certificates and similar data and assurances with respect to title as Agent may deem reasonably necessary either to prosecute any action or to evidence to bidders at any foreclosure sale of any Project the true condition of the title to, or the value of, any Project or any part thereof.

      9.2. DISCLOSURE OF INFORMATION. Agent and/or Lenders shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of any Project or any part thereof) any and all information which Agent and/or Lenders may have with respect to ALC, any Project and Borrowers, whether provided by Borrowers, ALC or any third party or obtained as a result of any environmental assessments. Agent and each Lender agree to exercise reasonable efforts to keep any confidential information delivered in connection with the Loan Documents, confidential from Persons other than those employed by or engaged by Agent or such Lender and those employed by or engaged by Agent's or such Lender's assignees or participants, or potential assignees or participants; provided, however, this sentence shall not apply to disclosures required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or in connection with any dispute with ALC or a Borrower or arising out of the Loan Documents in any way. Borrowers and ALC agree that Agent and Lenders shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrowers and ALC, on behalf of themselves and their successors and assigns, hereby release and discharge Agent and Lenders from any and all liability, claims, damages, or causes of action, arising out of, connected with or incidental to the delivery of any such information to any third party.

      9.3. INTENTIONALLY OMITTED.

      9.4. FORBEARANCE BY LENDER NOT A WAIVER. Any forbearance by Agent and/or Lenders in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. Agent's or Lenders' acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Agent's or Lenders' right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Agent or Lenders shall not be a waiver of Agent's or Lenders' right to accelerate the maturity of the Loan, nor shall Agent's or Lenders' receipt of any awards, proceeds, or damages under Section 4 of the Mortgage operate to cure or waive Borrowers' or ALC's default in payment of sums secured by any of the Loan Documents. With respect to all Loan Documents, only waivers made in writing by Agent, after securing any necessary consents from the Requisite Lenders, shall be effective against Agent and Lenders.

      9.5. GOVERNING LAW; SEVERABILITY. The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Illinois, except that the provisions of the laws of the state in which each Mortgage is recorded shall be applicable to the creation, perfection and enforcement of the lien created by that Mortgage. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the validity, legality or enforceability of the remainder of this Agreement, and to this end, the provisions of this Agreement are declared to be severable.

      9.6. RELATIONSHIP. The relationship between Agent and Lenders, on the one hand, and Borrowers, on the other, shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Agent and/or Lenders to any other party. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the

Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.

      9.7. INDEMNITY. Borrowers shall indemnify, protect, hold harmless and defend Agent and Lenders, their respective successors, assigns, shareholders, directors, officers, employees, and agents from and against any and all loss, damage, cost, expense (including reasonable attorneys' fees), and claims arising out of or in connection with (a) any Project, (b) the Collateral, (c) any act or omission of any Borrower, ALC, or their respective employees or agents, whether actual or alleged, and (d) any and all brokers' commissions or other costs of similar type by any party in connection with the Loan, in each case except to the extent arising from the indemnitee's gross negligence or willful misconduct. Upon written request by an indemnitee, Borrowers will undertake, at their own costs and expense, on behalf of such indemnitee, using counsel reasonably satisfactory to the indemnitee, the defense of any legal action or proceeding for which such indemnitee is entitled to be indemnified pursuant to this section. At Agent's or Requisite Lenders' option, Agent may, at Borrowers' expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Loan Documents.

      9.8. NOTICE. Any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier or U.S. Mail and shall be deemed given: (a) if served in person, when served; (b) if telecopied, on the date of transmission if before 3:00 p.m. (Chicago time) on a Business Day or on the next Business Day if transmitted after 3:00 PM (Chicago
Time) on a Business Day or if transmitted on a non Business Day; provided that a hard copy of such notice is also sent pursuant to (c) or (d) below; (c) if by overnight courier, on the first business day after delivery to the courier; or
(d) if by U.S. Mail, certified or registered mail, return receipt requested on the date of actual receipt or refusal of receipt thereof.

Notices to Borrowers:             c/o Assisted Living Concepts, Inc.
                                  1349 Empire Central
                                  Suite 900
                                  Dallas, Texas 75247
                                  Attn: Chief Financial Officer
                                  Telecopy:  (214) 424-4132

with a copy to:                   The Nathanson Group PLLC
                                  1520 Fourth Avenue
                                  Sixth Floor
                                  Seattle, Washington 98101
                                  Attn:  Randi Nathanson
                                  Telecopy:  (206) 623-1738
and a copy to:                    Garvey Schubert Barer
                                  Eleventh Floor
                                  121 SW Morrison Street
                                  Portland, Oregon 97204
                                  Attn:  A. Jeffery Bird
                                  Telecopy:  (503) 226-0259

Notices to Agent:                 General Electric Capital Corporation
                                  Loan No. 07-0004127
                                  2 Bethesda Metro Center, Suite 600
                                  Bethesda, Maryland 20814
                                  Attn:  Manager, Portfolio Administration Group
                                  Telecopy:  (301) 347-3150

With a copy to:                   General Electric Capital Corporation
                                  Loan No. 07-0004127
                                  100 Congress Avenue, Suite 700
                                  Austin, Texas 78701
                                  Attn:   Diana Pennington,
                                          SVP & Chief Counsel, Real Estate
                                  Telecopy: (866) 221-0433

And a copy to:                    General Electric Capital Corporation
                                  Loan No. 07-0004127
                                  500 West Monroe Street
                                  Chicago, Illinois 60661
                                  Attn:  Kevin McMeen, Senior Vice President
                                  Telecopy: (312) 441-6755

      9.9. SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; AND CAPTIONS. The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to, the respective successors and assigns of Agent, Lenders and Borrowers, subject to the provisions of this Agreement. All covenants and agreements of Borrowers shall be joint and several. In exercising any rights under the Loan Documents or taking any actions provided for therein, Agent and Lenders may act through their respective employees, agents or independent contractors as authorized by Agent or Lenders, respectively. The captions and headings of the paragraphs and sections of this Agreement are for convenience only and are not to be used to interpret or define the provisions hereof.

      9.10. TERMS AND USAGE. As used in the Loan Documents "BUSINESS DAY" means any day, other than a Saturday or a Sunday, when banks in Chicago, Illinois are not required or authorized to be closed.

      9.11. INTENTIONALLY OMITTED.

      9.12. TIME OF ESSENCE. Time is of the essence of this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

      9.13. VENUE. BORROWERS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWERS EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWERS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWERS, AT THE ADDRESS SET FORTH IN THIS AGREEMENT.

      9.14. JURY TRIAL WAIVER. BORROWERS, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWERS, AGENT AND EACH LENDER, AND BORROWERS ACKNOWLEDGE THAT NEITHER LENDERS NOR AGENT NOR ANY PERSON ACTING ON BEHALF OF THEM HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWERS, LENDERS AND AGENT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWERS, AGENT AND LENDERS FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

      9.15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute the Agreement.

      9.16. FINAL AGREEMENT. This Agreement (including the Senior Housing Rider attached hereto and hereby made a part hereof), together with the other Loan Documents, represents the entire agreement among Borrowers, ALC, Lenders and Agent and supersedes all prior agreements among the parties with respect to the Loan.

      9.17. AMENDMENTS. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the Borrowers, if applicable; provided, that except to the extent permitted by the applicable Assignment and Acceptance Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase any Lender's Pro Rata Share of the Loan; (b) reduce the principal of or the rate of interest on the Loan or the fees payable with respect to the Loan; (c) extend any date fixed for any payment of interest or fees; (d) change the definition of the term Requisite Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (e) release Collateral (except if the sale, disposition or release of such Collateral is permitted under Section 2.2, 8.2.7(d) or 8.2.8 above or any other Loan Document); (f) amend or waive this Section 9.17 or the definitions of the terms used in this Section 9.17 insofar as the definitions affect the substance of this Section 9.17; or (g) consent to the assignment, delegation or other transfer by any party of any of its rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to all Lenders required to take such action. Notwithstanding anything to the contrary in this Section 9.17, Agent and Borrowers may execute amendments to this Agreement and the other Loan Documents for the purpose of correcting typographical errors without the consent of Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on Borrowers or any other party in any case shall entitle Borrowers or any other party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.17 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by a party, upon such party.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused the same to be executed by their duly authorized representatives as of the date first above written.

                                            BORROWERS:

                                            ALC PROPERTIES II, INC.,
                                            a Nevada corporation

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            TEXAS ALC II, INC.,
                                            a Nevada corporation

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                            AGENT AND LENDER:

                                            GENERAL ELECTRIC CAPITAL CORPORTION,
                                            a Delaware corporation, as Agent and
                                            a Lender

                                            By:_________________________________
                                            Name:_______________________________
                                            Title:______________________________

                                    EXHIBIT A

                            PROPERTIES AND BORROWERS

      FACILITY NAME AND ADDRESS        OWNER                           ALLOCATED LOAN AMOUNT   POOL A/POOL B DESIGNATION
      -------------------------        -----                           ---------------------   -------------------------

1.    Aurora House                     ALC Properties II, Inc.         $ 1,191,664             A
      675 West Broadway Road
      Apache Junction, AZ  85220

2.    Baldwin House                    ALC Properties II, Inc.         $ 1,439,989             A
      10401 North 79th Avenue
      Peoria, AZ  85345

3.    Grayson House                    ALC Properties II, Inc.         $ 1,585,055             A
      7509 East Long Look Drive
      Prescott Valley, AZ  86314

4.    Mondell House                    ALC Properties II, Inc.         $   465,559             A
      15155 West Mondell Road
      Surprise, AZ  85374

5.    Powell House                     ALC Properties II, Inc.         $ 1,670,054             B
      806 West Longhorn Road
      Payson, AZ  85541

6.    Hamilton House                   ALC Properties II, Inc.         $ 1,083,478             A
      2116 Butler Road
      Fort Wayne, IN  46815

      FACILITY NAME AND ADDRESS        OWNER                           ALLOCATED LOAN AMOUNT   POOL A/POOL B DESIGNATION
      -------------------------        -----                           ---------------------   -------------------------

7.    McKinney House                   ALC Properties II, Inc.         $ 1,723,067             B
      3901 High Street Road
      Logansport, IN  46974

8.    Whitlock House                   ALC Properties II, Inc.         $ 1,179,862             A
      1719 South Elm Street
      Crawfordsville, IN  47933

9.    Eiler House                      ALC Properties II, Inc.         $ 1,768,648             B
      920 West Garfield
      Clarinda, IA  51632

10.   Bailey House                     ALC Properties II, Inc.         $   928,472             A
      650 Pershing Avenue
      Bunkie, LA  71322

11.   Sojourner House                  ALC Properties II, Inc.         $ 1,981,462             B
      5364 Green Meadow Drive
      Kalamazoo, MI  49009

12.   Pathfinder House                 ALC Properties II, Inc.         $ 1,787,425             A
      3010 North Clarkson
      Fremont, NE  68025

13.   Mey House                        ALC Properties II, Inc.         $ 2,498,100             A
      1999 Steelmanville Road
      Egg Harbor Township, NJ  08234

      FACILITY NAME AND ADDRESS        OWNER                           ALLOCATED LOAN AMOUNT   POOL A/POOL B DESIGNATION
      -------------------------        -----                           ---------------------   -------------------------

14.   Cardinal House                   ALC Properties II, Inc.         $ 1,743,956             A
      163 Meadow Park Drive
      Cambridge, OH  43725

15.   Carlisle House                   ALC Properties II, Inc.         $ 1,936,310             A
      1721 Whetstone Street
      Bucyrus, OH  44820

16.   Clay House                       ALC Properties II, Inc.         $ 1,748,759             A
      3784 Frazeyburg Road
      Zanesville, OH  43701

17.   Bentley House                    ALC Properties II, Inc.         $ 1,433,181             B
      2400 Garden Way
      Hermitage, PA  16148

18.   Grainger House                   ALC Properties II, Inc.         $ 1,815,260             A
      10960 Frankstown Road
      Penn Hills, PA  15234

19.   Greer House                      ALC Properties II, Inc..        $ 1,967,290             A
      22 West Clen Moore Blvd.
      New Castle, PA  16105

20.   Logan House                      ALC Properties II, Inc.         $ 2,522,382             B
      180 Craigdell Road
      Lower Burrell, PA  15068

      FACILITY NAME AND ADDRESS        OWNER                           ALLOCATED LOAN AMOUNT   POOL A/POOL B DESIGNATION
      -------------------------        -----                           ---------------------   -------------------------

21.   Lowrie House                     ALC Properties II, Inc.         $ 2,159,188             A
      100 Stirling Village Drive
      Butler, PA  16001

22.   Marquis House                    ALC Properties II, Inc.         $ 2,342,258             A
      660 Cherry Tree Lane
      Uniontown, PA  15401

23.   McCullough House                 ALC Properties II, Inc.         $ 1,431,393             B
      500 Cheney Oaks Drive
      Johnstown, PA  15905

24.   Helena House                     ALC Properties II, Inc.         $ 1,343,700             B
      1624 Paris Avenue
      Port Royal, SC  29935

25.   Austin House                     Texas ALC II, Inc.              $ 1,906,010             A
      901 Oakview Drive
      Nacogdoches, TX  75961

26.   Bluebonnet House                 Texas ALC II, Inc.              $ 1,128,511             B
      3901 Victoria Avenue
      College Station, TX  77845

27.   Lakewell House                   Texas ALC II, Inc.              $ 1,486,611             A
      3005 Northeast 2nd Street
      Mineral Wells, TX  76067

      FACILITY NAME AND ADDRESS        OWNER                           ALLOCATED LOAN AMOUNT   POOL A/POOL B DESIGNATION
      -------------------------        -----                           ---------------------   -------------------------

28.   Lucas House                      Texas ALC II Inc.               $ 1,749,625             A
      2910 Toccoa Road
      Beaumont, TX  77703

29.   Meredith House                   Texas ALC II, Inc.              $ 1,912,244             A
      812 West 25th Street
      Pampa, TX  79065

30.   Potter House                     Texas ALC II, Inc.              $ 2,070,487             A
      6800 Plum Creek Drive
      Amarillo, TX  79124

                                                                       $50,000,000

                                  EXHIBIT 1.1.7

                                LETTERS OF CREDIT

            (a) Issuance. Subject to the terms and conditions of this Agreement, Agent and Lenders agree to incur (on a pro rata basis based on their respective Revolving Loan Commitment), from time to time during the Borrowing Period, upon the request of Borrowers, Letter of Credit Obligations (defined below) by causing Letters of Credit to be issued by a Lender, Wachovia, ABN AMRO or some other bank or other legally authorized financial institution selected by or acceptable to Agent in its sole discretion which has an S&P Rating of at least "A" (each, an "L/C ISSUER") for Borrowers' account and guaranteed by Agent; provided, that if the L/C Issuer is a Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) Five Million Dollars ($5,000,000.00) (the "L/C SUBLIMIT"), (ii) the Revolving Loan Commitment of all Lenders less the aggregate outstanding principal balance of the Revolving Credit Advances, and (iii) the amount Borrowers could then borrow under the Revolving Loan. No such Letter of Credit shall have an expiry date that is more than one (1) year following the date of issuance thereof or that is later than ten (10) days prior to the then scheduled Revolving Loan Conversion Date, unless otherwise approved by the Agent in its sole discretion. No such Letter of Credit shall be issued later than three (3) months prior to the then scheduled Revolving Loan Conversion Date.

            (b) Advances Automatic; Participations.

            (i) In the event that Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance, and each Lender shall be obligated to pay its Pro Rata Share thereof in accordance with this Agreement. The failure of any Lender to make available to Agent for Agent's own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Lender shall be responsible for the failure of any other Lender to make available such other Lender's Pro Rata Share of any such payment.

            (ii) If it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Lender, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Lender's Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Credit Advances.

            (c) Cash Collateral.

            (i) If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to clause (ii) below, Borrowers will pay to Agent for the ratable benefit of itself and Lenders cash or cash equivalents acceptable to Agent ("CASH EQUIVALENTS") in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the "CASH COLLATERAL ACCOUNT") maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of Borrowers and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Exhibit 1.1.7, shall constitute a security agreement under applicable law.

            (ii) If (x) the Loan is prepaid in full (together with all other amounts then due and owing to Lenders and Agent under the Loan Documents) prior to the Maturity Date, (y) the Loan is paid in full (together with all other amounts then due and owing to Lenders and Agent under the Loan Documents) upon the Maturity Date or (z) the Revolving Loan is terminated pursuant to Section
2.2.2 of the Agreement and, in the case of clauses (x) or (y), any then remaining Projects are released from the applicable Mortgages, or in the case of clause (z), the then remaining Pool B Projects are so released, then if any Letter of Credit Obligations, whether or not then due and payable, shall for any reason remain outstanding, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to 105% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion. If upon the Maturity Date (whether due to acceleration of otherwise) the Loan is not repaid in full together with all other amounts then due and owing to Lenders and Agent under the Loan Documents, in breach of the Agreement, or if for some other reason Agent has not released the Mortgages on the remaining Projects, then the payments received from Borrower or ALC under their respective Loan Documents and any proceeds of Collateral (net of Agent's and

Lender's Costs) may, at Agent's option (and notwithstanding any other provision of the Agreement or any other Loan Document to the contrary, and prior to application for any other purpose under the Loan Documents) be deposited into a Cash Collateral Account as cash collateral for the Letter of Credit Obligations, in an aggregate amount of up to 105% of the aggregate maximum amount then available to be drawn under each outstanding Letter of Credit.

            (iii) From time to time after funds are deposited in the Cash Collateral Account by Borrowers, whether before or after the Revolving Loan Conversion Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by Borrowers to Agent and Lenders with respect to such Letter of Credit Obligations and, upon the satisfaction in full of all Letter of Credit Obligations, to any other Obligations of Borrowers then due and payable.

            (iv) No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be for the account of Borrowers.

            (d) Fees and Expenses. Borrowers agree to pay to Agent for the benefit of Lenders, as compensation to Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, including periodic service charges, but excluding any placement or issuance fee, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "LETTER OF CREDIT FEE") in an amount equal to one and one-half percent (1.50%) per annum (based upon a 360-day year) multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each month. In addition, Borrowers shall pay to any L/C Issuer, on demand, such reasonable fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued, but excluding any placement or issuance fees.

            (e) Request for Incurrence of Letter of Credit Obligations. Borrower Representative shall give Agent at least two (2) Business Days' prior written notice requesting the incurrence of any Letter of Credit Obligation. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower Representative and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower Representative, Agent and the L/C Issuer.

            (f) Obligation Absolute. The obligation of Borrowers to reimburse Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

            (i) any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

            (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured); provided, however, nothing in this clause (i) shall be construed as preventing Borrowers from bringing a separate action against Agent or any Lender or any other person in connection with such claim or right;

            (iii) except as otherwise expressly provided in paragraph (g)(ii)(C) below, any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) except as otherwise expressly provided in paragraph (g)(ii)(C) below), any payment by Agent or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

            (v) any other circumstance or event whatsoever, that is similar to any of the foregoing; or

            (vi) the fact that a default or an Event of Default has occurred and is continuing.

            (g) Indemnification; Nature of Lenders' Duties.

            (i) In addition to amounts payable as elsewhere provided in this Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, except that Borrowers shall have no obligation under this subsection to the extent that any liabilities resulted from the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

            (ii) As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms;
(F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent's or any Lender's rights or powers hereunder or under the Agreement.

            (iii) Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer, including a Master Standby Agreement entered into with Agent.

            (h) Definitions.

            "LETTER OF CREDIT OBLIGATIONS" means all outstanding obligations incurred by Agent and Lenders at the request of Borrowers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

            "LETTERS OF CREDIT" means documentary or standby letters of credit issued for the account of Borrowers by any L/C Issuer, and bankers' acceptances issued by Borrowers, for which Agent and Lenders have incurred Letter of Credit Obligations.

                                  EXHIBIT 1.4.2

                         PRINCIPAL AMORTIZATION SCHEDULE

Loan Amount            $35,000,000
Interest Rate                 5.75%
Period                         300
Payment               ($220,187.24)

Amortization Table

          Mortgage                     Principal
Month     Balance                      Payment

          $35,000,000
    1     $34,947,521                  ($52,478.91)
    2     $34,894,791                  ($52,730.37)
    3     $34,841,808                  ($52,983.04)
    4     $34,788,571                  ($53,236.91)
    5     $34,735,079                  ($53,492.01)
    6     $34,681,330                  ($53,748.32)
    7     $34,627,325                  ($54,005.87)
    8     $34,573,060                  ($54,264.64)
    9     $34,518,535                  ($54,524.66)
   10     $34,463,749                  ($54,785.93)
   11     $34,408,701                  ($55,048.44)
   12     $34,353,389                  ($55,312.22)
   13     $34,297,811                  ($55,577.25)
   14     $34,241,968                  ($55,843.56)
   15     $34,185,857                  ($56,111.14)
   16     $34,129,477                  ($56,380.01)
   17     $34,072,827                  ($56,650.16)
   18     $34,015,905                  ($56,921.61)
   19     $33,958,711                  ($57,194.36)
   20     $33,901,242                  ($57,468.42)
   21     $33,843,498                  ($57,743.79)
   22     $33,785,478                  ($58,020.48)
   23     $33,727,179                  ($58,298.49)
   24     $33,668,602                  ($58,577.84)
   25     $33,609,743                  ($58,858.53)
   26     $33,550,602                  ($59,140.56)
   27     $33,491,179                  ($59,423.94)
   28     $33,431,470                  ($59,708.68)
   29     $33,371,475                  ($59,994.78)

   30     $33,311,193                  ($60,282.26)
   31     $33,250,622                  ($60,571.11)
   32     $33,189,760                  ($60,861.35)
   33     $33,128,607                  ($61,152.97)
   34     $33,067,161                  ($61,446.00)
   35     $33,005,421                  ($61,740.43)
   36     $32,943,385                  ($62,036.27)
   37     $32,881,051                  ($62,333.52)
   38     $32,818,419                  ($62,632.20)
   39     $32,755,487                  ($62,932.32)
   40     $32,692,253                  ($63,233.87)
   41     $32,628,716                  ($63,536.86)
   42     $32,564,875                  ($63,841.31)
   43     $32,500,727                  ($64,147.22)
   44     $32,436,273                  ($64,454.59)
   45     $32,371,509                  ($64,763.43)
   46     $32,306,436                  ($65,073.76)
   47     $32,241,050                  ($65,385.57)
   48     $32,175,351                  ($65,698.88)
   49     $32,109,338                  ($66,013.68)
   50     $32,043,008                  ($66,330.00)
   51     $31,976,360                  ($66,647.83)
   52     $31,909,392                  ($66,967.18)
   53     $31,842,104                  ($67,288.07)
   54     $31,774,494                  ($67,610.49)
   55     $31,706,559                  ($67,934.46)
   56     $31,638,300                  ($68,259.98)
   57     $31,569,712                  ($68,587.06)
   58     $31,500,797                  ($68,915.70)
   59     $31,431,551                  ($69,245.92)
   60     $31,361,973                  ($69,577.73)

                                   EXHIBIT 4.6

                              APPURTENANT EASEMENTS

PROPERTY                         APPURTENANT EASEMENTS
--------                         ---------------------

Grainger House, PA               20 foot drainage easement PBV 204, Pages 31-32

                                 10 foot sanitary sewer easement PBV 204, Pages 31-21

Lowrie House, PA                 Utility and drainage easements under
                                 Cross Easement Agreement recorded in RBV 2664,
                                 Page 158, as amended and recorded in RBV 2749,
                                 Page 772

Marquis House, PA                Access via Cherry Tree Lane (50 ft right of way), DBV 1286, Page 809

                                 30 foot utility easement PBV 52, Page 15

Mondell House, AZ                Easement Right as set forth in Access Easement Agreement
                                 recorded on February 6, 1998 in Recording No. 98-0094581.

Eiler House, IA                  Together with the benefits of a 20 foot
                                 wide sewer easement as set forth in Document
                                 dated September 25, 1997, recorded October 10,
                                 1997 as Instrument No. 970831.

Mey House, NJ                    Together with Easement(s) in Deed Book 6358, Page 324 by and between Assisted
                                 Living Concepts, Inc., dated July 13, 1998, Recorded September (storm drain access and maintenance)

Cardinal House, OH               Together with the Appurtenant Easement as set forth in the Right of Way from
                                 William R. Duffey and Betty E. Duffey to Assisted Living Concepts, Inc., filed for record October 25, 1996, recorded in Volume 141, Page 595 of Guernsey County.

                                 Together with the Appurtenant Easement for a sewer line as set forth in the Easement from William R. Duffey and Betty E. Duffey to Assisted
                                 Living Concepts, Inc., filed for record June 13,
                                 1997, recorded in Volume 157, Page 915 of
                                 Guernsey County.

                                   EXHIBIT 4.7

                                     ACCESS

Access to the properties set forth below is via access easements over private roads as set forth below, which easements are reflected on the ALTA/ASCM land surveys delivered by Borrowers and certified to Lender:

PROPERTY                         ACCESS EASEMENTS
--------                         ----------------

Marquis House, PA                Access via Cherry Tree Lane (50 ft right of way), DBV 1286, Page 809

Mondell House, AZ                Easement Right as set forth in Access Easement Agreement recorded on
                                 February 6, 1998 in Recording No. 98-0094581.

Cardinal House, OH               Together with the Appurtenant Easement as set forth in the Right of Way from
                                 William R. Duffey and Betty E. Duffey to Assisted Living Concepts, Inc.,
                                 filed for record October 25, 1996, recorded in Volume 141, Page 595 of
                                 Guernsey County.

                                   EXHIBIT 4.9

                             FLOOD HAZARDS/WETLANDS

The following is a list of the Projects located in an area designated as having "special flood hazards as defied by the Flood Disaster Protection Act of 1973, as amended", which areas are designated by the letters "A" or "V":

      1. The Project located in Fremont, NE, which is located in Special Flood Zone Area AO.

The following is a list of the Projects situated in an area designated as "wetlands":

      1. At the Project located in Port Royal, SC there is a 50 foot buffer of wetlands along the east property line. None of the Improvements are located in the designated wetlands.

      2. At the Project located in Johnstown, PA, there is an area designated as wetlands on the _________ portion of the land. None of the Improvements are located in the designated wetlands.

                                  EXHIBIT 4.12

                                   LITIGATION

                                      None.

                                  EXHIBIT 4.20

                                SECURITY DEPOSITS

Neither of the Borrowers has collected or received any security deposit from any tenant or resident of any Project. In the past, Assisted Living Concepts, Inc. ("ALC") collected security deposits from the residents of certain facilities, including one or more of the Projects, which funds were maintained in a segregated account and pledged as collateral in connection with ALC's debtor-in-possession financing. In connection with closing on the Loan, these security deposits will be released to ALC and maintained in its general depository account. In lieu of security deposits, ALC now collects non-refundable move-in fees.

                                  EXHIBIT 4.22

                   INTEREST HOLDER CERTIFICATION AND AGREEMENT

To:   General Electric Capital Corporation
      500 West Monroe Street
      Suite 1500
      Chicago, Illinois 60661

Date:  ____________________

      Re: Loan Agreement dated as of December 23, 2003 among ALC Properties II, Inc. and Texas ALC II, Inc. (collectively, "Borrowers"), the financial institutions who are or hereafter become parties thereto (collectively, "Lenders") and General Electric Capital Corporation, a Delaware corporation, as agent and a Lender (as amended, the "Loan Agreement")

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned represents, warrants, covenants and agrees for the benefit of Lenders as follows:

      1. The undersigned ("Owner") represents and warrants to Lender that the Owner owns, in the aggregate, 100% of the direct ownership interests in Borrowers, and that neither Borrowers nor Owner is or shall be and, after due inquiry, that no Person who owns a controlling interest in or otherwise controls Borrowers or Owner, is or shall be, (a) listed on the Specially Designated Nationals and Blocked Persons List (the "SDN List") maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or on any other similar list ("Other Lists" and, collectively with the SDN List, the "Lists") maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, "OFAC Laws and Regulations"); or (b) a Person (a "Designated Person") either (i) included within the term "designated national" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (ii) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001), or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the "Executive Orders"). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the "Anti Terrorism Laws". Owner and Borrowers shall be required, and shall take reasonable measures to ensure compliance with such requirement, that no Person who owns any other direct or indirect interest in Owner or Borrowers is or shall be listed on any of the Lists or is or shall be a Designated Person. This
Section 1 shall not apply to any Person to the extent that such Person's interest in the Borrowers is through a U.S. Publicly-Traded Entity. As used in this Agreement "U.S. Publicly-Traded Entity" means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United

States, or a wholly-owned subsidiary of such a Person. From time to time upon the written request of Lender, Owner shall deliver to Borrowers a schedule of the name, legal domicile address and (for entities) place of organization of each holder of a direct or indirect legal or beneficial interest in Owner.

      2. Owner represents and warrants that all evidence of identity provided by it to Borrowers is genuine and that all related information is accurate and that it has acquired, or is acquiring, and shall hold, its interest in Borrowers for its own account, risk and beneficial interest and without the obligation or intention to sell, distribute, assign or transfer all or a portion of such interest to any other Person.

      3. To the extent required by applicable law or governmental regulation, Owner agrees to adopt and maintain adequate policies, procedures and controls to ensure that it is in compliance with all Anti Terrorism Laws and related government guidance (such policies, procedures and controls are collectively referred to as "Owner Anti-Terrorism Policies"). Owner further agrees to make its Owner Anti-Terrorism Policies and the respective policies, procedures and controls for Persons who are or are to become stockholders, members, partners or other investors (collectively, the "Investors") in Owner (such policies, procedures and controls are collectively referred to as "Investor Anti-Terrorism Policies"), together with the information collected thereby concerning Owner and each Investor, available to Lender for its review and inspection from time to time during normal business hours and upon reasonable prior notice, and Owner agrees to deliver copies of the same to Lender from time to time upon request. Lender will keep the Owner Anti-Terrorism Policies and the Investor Anti-Terrorism Policies, and the information collected thereby, confidential subject to customary exceptions for legal process, auditors, regulators, or as otherwise reasonably required by Lender for enforcement of its rights and/or in connection with reasonable business use in the management, administration and disposition of its assets and investments. Owner consents to the disclosure to U.S. regulators and law enforcement authorities by Borrowers, Lender and their respective affiliates and agents of such information about Owner that Borrowers or Lender reasonably deem necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

      4. Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each holder of a direct or indirect interest in Owner and Borrowers, to assure that funds invested by such holders in Borrowers are derived from legal sources (the "Anti Money Laundering Measures"). The Anti Money Laundering Measures have been and shall be undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq. ("BSA"), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. Sections 1956 and 1957 (collectively, "Anti Money Laundering Laws").

      5. Owner represents and warrants, to its knowledge, that neither it nor any holder of a direct or indirect interest in Owner or in Borrowers (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. Sections 1956 and 1957, drug trafficking, terrorist related activities, other money laundering predicate crimes or any violation of the BSA, (b) has been assessed civil penalties under Anti Money Laundering Laws, or (c) has had its funds seized or forfeited in an action under any Anti Money Laundering Laws.

      6. Owner shall immediately notify Lender if Owner obtains knowledge that Borrowers, Owner, or holder of a direct or indirect interest in Borrowers or Owner, or any director, manager or officer of any of them, (a) has been listed on any of the Lists, (b) has become a Designated Person, (c) is under investigation by any governmental authority for, or has been charged with or convicted of, money laundering, drug trafficking, terrorist related activities, other money laundering predicate crimes, or any violation of the BSA, (d) has been assessed civil penalties under any Anti Money Laundering Laws, or (e) has had funds seized or forfeited in an action under any Anti Money Laundering Laws.

      7. Owner acknowledges and agrees that if any of the representations or warranties of the undersigned set forth herein are false, misleading or incorrect as of the date made, Lender, in addition to all of its other rights and remedies, may declare that an Event of Default exists under the Loan Agreement. Owner agrees to notify Borrowers and Lender promptly of any change in facts or circumstances that causes any of the representations or warranties contained herein to the untrue.

      8. Owner represents and warrants that it has taken, and agrees that it shall continue to take, reasonable measures, appropriate to the circumstances (and in any event as required by law), to ensure that it and Borrowers are and shall be in compliance with all current and future Anti-Money Laundering Laws, and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

      9. In addition to the representations, warranties and covenants regarding full compliance with Anti-Terrorism Laws and Anti-Money Laundering Laws, Owner represents and warranties that it is, and agrees that it shall remain, in compliance in all material respects with all other laws and requirements applicable to it, its business and its assets, the violation of which would have a material adverse effect on its ability to perform its obligations under the Borrowers' corporate or partnership documents or on the Borrowers' ability to perform their obligations under the Loan Agreement.

      10. Owner shall make, or shall cause to be made, all payments to Lender by check or wire transfer drawn on an account owned by Borrowers, or by Owner or another Person approved in writing in advance by Lender, and maintained at a banking institution organized under the laws of the United States or one of its constituent States, or at a federally regulated securities broker dealer.

      11. If the Owner Anti-Terrorism Policies, the Investor Anti-Terrorism Policies and the Anti-Money Laundering Measures do not provide, in Lender's reasonable determination, adequate means to assure that Persons that are listed on any of the Lists, or that are Designated Persons, or whose funds are not derived from legal sources, are excluded from becoming or being Investors in Owner or Borrowers, Lender shall notify Borrowers of its determination in accordance with the notice provisions in the Loan Agreement. If the inadequate Owner Anti-Terrorism Policies, Investor Anti-Terrorism Policies and Anti-Money Laundering Measures are not modified to Lender's reasonable satisfaction within thirty (30) days following notice to Borrowers of Lender's determination, each of the undersigned acknowledges that Lender, in addition to all of its other rights and remedies, may declare that an Event of Default exists.

      12. No transfer of any direct or indirect controlling interest in Borrowers or Owner shall be effective unless and until the transferee has provided a written certification by the transferee to Borrowers that, after making due inquiry, (a) the transferee or any Person who owns a controlling interest in, or otherwise controls, the transferee is not listed on any of the Lists and is not a Designated Person, and the transferee has taken reasonable measures to assure that no holder of any other direct or indirect interest in the transferee is so listed or is so designated; provided, however, that none of the foregoing shall apply to any Person which is, or to the extent that such interest is through, a U.S. Publicly-Traded Entity, and (b) the funds for investment in Owner or Borrowers are derived from legal sources.

      13. Owner acknowledges and agrees that if at any time Borrowers or Lender reasonably believes that Owner has breached its representations and warranties or its agreements set forth herein, Borrowers have the right or may be obligated to block Owner's investment in Borrowers, to prohibit additional investments, to segregate the assets constituting such Owner's the investment in accordance with applicable Anti-Terrorism Laws, to decline any redemption request or to redeem the Investor's investment. Owner further acknowledges that it will have no claim against Borrowers or Lender or any of their respective affiliates or agents for any form of damages as a result of any of the foregoing actions.

      14. Owner shall require each Person that proposes to become a holder of any interest in Borrowers to sign an agreement substantially in the form of this Agreement and to deliver the same to Borrowers.

      15. Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings assigned to them in the Loan Agreement. Any notice sent to Lender under this Agreement shall be sent in accordance with the notice provisions set forth in the Loan Agreement.

      16. The undersigned acknowledges that (a) Lender is relying on this Agreement and its rights hereunder in maintaining the Loan Agreement and in continuing to advance proceeds of the Loan, and (b) any terms hereof applying to more than one of the undersigned are made on a joint and several basis hereunder. This Agreement may be executed in counterparts.

                             SIGNATURE PAGE FOLLOWS

      IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Agreement as of the date set forth above.

                                        OWNER:

                                  EXHIBIT 4.23

                           DEPOSITS AND OTHER ACCOUNTS

Depository         Address                        Account Name           Purpose                 Account No.
----------         -------                        ------------           -------                 -----------

Bank One, NA       100 E. Broad Street            ALC Lockbox            Cash Receipts           618754212
                   Columbus, OH 43271-0201                               Collection
                   614-248-5178

Bank One, NA       100 E. Broad Street            ALC Properties II      General Corporate       638760579
                   Columbus, OH 43271-0201                               Purposes
                   614-248-5178

Bank One, NA       100 E. Broad Street            Texas ALC II, Inc.     General Corporate       656521507
                   Columbus, OH 43271-0201                               Purposes
                   614-248-5178

                                  EXHIBIT 4.24

                         COMPLIANCE WITH HEALTHCARE LAWS

                                      None.

                                   SCHEDULE I

                             INDEX OF DEFINED TERMS

DEFINED TERM                                        PAGE
------------                                        ----

Affiliate.......................................      25
Agent...........................................       2
Agreement.......................................       1
Agreement of Principal..........................      13
ALC.............................................       1
ALC Leases......................................       1
ALC Properties..................................       1
Allocated Loan Amount...........................      10
ANOI............................................       5
Anti-Money Laundering Laws......................      22
Anti-Money Laundering Measures..................      21
Anti-Terrorism Laws.............................      20
Assignments of Leases...........................       2
Base Rate.......................................       7
Borrower........................................       1
Borrower Anti-Terrorism Policies................      21
Borrower Representative.........................       6
Borrowers.......................................       1
Borrowing Availability..........................       4
Borrowing Period................................       3
BSA.............................................      22
business day....................................      48
Cash Collateral Account.........................       2
Cash Equivalents................................       2
Closing Date....................................       2
Collateral......................................      10
control.........................................      25
Costs...........................................      44
Debt Coverage Ratio.............................       5
Defaulting Lender...............................      42
Designated Person...............................      20
Environmental Indemnity.........................      13
Event of Default................................      29
Executive Orders................................      20
Exit Fee........................................       8
Facilities......................................       1
FIRREA..........................................      13
GECC............................................       1
HIPAA...........................................      20
HIPAA Compliance Date...........................      20
HIPAA Compliance Plan...........................      20
Improvements....................................       1
Incorporation Documents.........................      16
Indebtedness....................................      30
Interest Holder Agreement.......................      21
Interest Rate...................................       7
Investor Anti-Terrorism Policies................      21
L/C Issuer......................................       1
L/C Sublimit....................................       1
Leases..........................................      14
Lender..........................................       2
Lender Default Obligation.......................      42
Lenders.........................................    2, 1
Letter of Credit Fee............................       3
Letter of Credit Obligations....................       6
Letters of Credit...............................       6
Limited Partner.................................      13
Lists...........................................      20
Loan............................................       1
Loan Documents..................................       2
Maturity Date...................................       7
Mortgages.......................................       2
New ALC.........................................      28
Note............................................       7
Obligations.....................................      36
OFAC............................................      20
OFAC Laws and Regulations.......................      20
Other Lists.....................................      20
Owner...........................................       1
Partnership Documents...........................      17
Person..........................................      25
Pledge..........................................      13
Pool A Project..................................      10
Pool B Project..................................      10
Post-Default Plan...............................      38
Pro Rata Share..................................      32
Project.........................................       1
Project Yield...................................       5
Projects........................................       1
Properties......................................       1

Property........................................       1
Register........................................      33
Regulatory Action...............................   30, 3
Released Project................................      10
Repayment Date..................................      19
Replacement Reserve.............................      26
Requisite Lenders...............................      35
Revolving Credit Advance........................       3
Revolving Loan..................................       3
Revolving Loan Commitment.......................       3
Revolving Note..................................       3
Revolving Notes.................................       3
SDN List........................................      20
Stark Statute...................................      23
Subordinations..................................       1
Term Loan.......................................       2
Term Loan Commitment............................       3
Term Note.......................................       2
Term Notes......................................       2
Texas ALC.......................................       1
Texas Partners..................................      13
Title Company...................................      14
Title Policies..................................      14
U.S. Publicly-Traded Entity.....................      21

                              SENIOR HOUSING RIDER

            THIS SENIOR HOUSING RIDER is attached to and made a part of that certain Loan Agreement dated as of the 23rd day of December, 2003, among ALC PROPERTIES II, INC., a Nevada corporation, and TEXAS ALC II, INC., a Nevada corporation (collectively, "BORROWER"); the financial institutions who are or hereafter become parties to the Loan Agreement as Lenders and GECC HEALTHCARE FINANCE, INC., a corporation organized and existing under the laws of Delaware (in its individual capacity, "GECC"), as the "AGENT" and a Lender (as "Agent" and "Lender" are defined in the Loan Agreement). To the extent of any conflict between the terms and provisions of this Rider and the terms and provisions of the Loan Agreement, the terms and provisions of this Rider shall govern and control the rights and obligations of the parties.

            R-1. All terms not defined in this Rider shall have the meanings ascribed to such terms as set forth in the Loan Agreement.

            R-2. The following representations, warranties and covenants are hereby added to the representations, warranties and covenants contained in the Loan Agreement

            Borrower represents, covenants, and warrants, as of the date hereof and through the term of Loan, as follows:

            (a) Borrower or its tenants, ALC and the Texas Partnership (each an "OPERATOR") is using and operating the Properties and Improvements (collectively, the "FACILITIES") as assisted living facilities, with the number of units specified on Exhibit R-1 hereto (as modified from time to time with Agent's consent, which consent Agent may grant or withhold in its reasonable discretion, the "LICENSED USE"). The Operator and Borrower comply and throughout the term of the Loan will comply in all material respects with all federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements applicable to use and operation of the Facilities of the applicable state regulatory authority (each a "DOH") and all other federal, state or local governmental authorities including those relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting. The Facilities which are owned, leased or operated by Borrower or Operator shall be operated at all times in compliance with such laws and requirements.

            (b) All governmental licenses, permits, regulatory agreements or other approvals or agreements necessary for the Licensed Use of the Facilities are held by Borrower and/or Operator in the name of the Borrower and/or Operator as required under applicable law and are in full force and effect or have been duly applied for and Borrower and/or Operator is authorized to operate the Facilities under applicable law prior to the issuance thereof, including a valid certificate of need ("CON"), if applicable or similar certificate, license, or approval issued by the DOH for the requisite number of units and beds in the Facilities, and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program listed on Exhibit R-2 hereto (collectively, the "LICENSES"). So long as the Loan remains outstanding, Borrower shall operate the Facilities or cause the Facilities to be operated in a manner such that the Licenses shall remain in full force and effect. True and complete copies of the Licenses have been delivered to Agent.

            (c) The Licenses, including without limitation, the CON, if applicable:

                  (i) May not be, and have not been, and will not be transferred to any location other than the Facilities;

                  (ii) Are not and will not be pledged as collateral security for any other loan or indebtedness; and

                  (iii) Are held, and will remain, free from restrictions or known conflicts which would materially impair the use or operation of the Facilities for the Licensed Use, and shall not be provisional, probationary or restricted in any way other than restrictions generally applicable to facilities such as the Facilities, such as restrictions on the type or condition of the residents who can be admitted to the Facilities or the care which can be provided to the residents of the Facilities (but any such restrictions shall not be materially more restrictive than on the Closing Date).

            (d) Neither Borrower nor Operator shall:

                  (i) Rescind, withdraw or revoke the Licenses for the
            Facilities, or amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Facilities;

                  (ii) Amend or otherwise change the Facilities' authorized
            units or beds capacity and/or the number of units or beds approved by the DOH;

                  (iii) Replace or transfer all or any part of the Facilities'
            units or beds to another site or location; or

                  (iv) Voluntarily transfer or encourage the transfer of any resident of the Facilities to any other Facilities unless such transfer is for reasons relating to the health or safety of the resident to be transferred, employees, guests and other persons or for non payment.

            (e) In the event Borrower or Operator elects in its sole discretion to participate in Medicare or Medicaid, each Facility so participating will be and thereafter will remain, in compliance in all material respects with all requirements for participation in Medicare and Medicaid, as applicable, including the Medicare and Medicaid Patient Protection Act of 1987 for so long as Borrower or Operator elects to participate in such program. Such Facilities will be and will thereafter remain for so long as Borrower or Operator elect to participate in Medicare or Medicaid or third party provider programs, in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and will have a provider agreement in full force and effect under Medicare and Medicaid, as applicable. As of the date hereof, none of the Facilities participates in Medicare.

            (f) There is no and during the term of the Loan shall be no existing, pending or to Borrower's or Operator's knowledge, threatened revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting Borrower, Operator or the Facilities of any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such programs, the "THIRD-PARTY PAYORS' PROGRAMS") to which Borrower or Operator presently or at any time hereafter is subject; provided, further that in the event of the commencement of any administrative or other proceeding seeking to limit the Borrower's or Operator's participation in any Third-Party Payor Programs (collectively, "PAYOR Action") by any federal or state regulatory agency, Borrower and/or Operator shall not be in default hereunder as a result of such Payor Action unless (a) Borrower or Operator fails promptly, or in any event, within thirty (30) days following the date on which it first receives notice of such Payor Action, to commence resolution of the matter and thereafter diligently and continuously prosecutes in good faith a settlement, dismissal or resolution of such Payor Action; (b) the Facility in question fails to be continuously operated by Borrower or Operator as an assisted living facility; (c) the license to operate the Facility in question is terminated as a result of such Payor Action and Borrower or Operator has no appeal rights; or (d) Borrower and/or Operator otherwise lose the right to participate in any Third-Party Payors' Program. All Medicaid, Medicare, and private insurance cost reports and financial reports submitted by Borrower or Operator are and will be materially accurate and complete and have not been and will not be misleading in any material respects. The Facilities are not currently paid under any Third-Party Payor Programs through the submission of cost reports but any such reports which are currently submitted for the Facilities are to satisfy informational requirements of the applicable Third-Party Payor.

            (g) Except as otherwise disclosed to Agent before the Closing Date, none of Borrower, Operator or the Facilities is or will be the subject of any proceeding by any governmental agency, and no notice of any violation has been or will be issued by a governmental agency that would, directly or indirectly, or with the passage of time:

                  (i) Materially impact Borrower's or Operator's ability to
            accept and/or retain patients at a Facility; or

                  (ii) Have a material adverse effect on Borrower's or
            Operator's ability to accept and/or retain patients or operate the Facilities for the Licensed Use or result in the imposition of a fine or sanction or a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;

                  (iii) Modify, limit or annul or result in the transfer,
            suspension, or revocation or imposition of probationary use of any of the Licenses; or

                  (iv) Affect Borrower's or Operator's continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payors' Programs, or any successor programs thereto, at then current rate certifications.

            (h) The Facilities and the use thereof comply and will continue to comply, in all material respects with all applicable local, state and federal building codes, fire codes, health care, senior housing and other regulatory requirements (the "PHYSICAL PLANT STANDARDS") and no waivers of Physical Plant Standards exist at the Facilities.

            (i) No Facility has received a "Level A" (or equivalent) violation under Medicare or Medicaid, as applicable, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Facilities, Operator or Borrower, or against any officer or director, of Operator, or Borrower by any governmental agency during the last three calendar years, and there have been no violations over the past three years which would threaten the Facilities', any Operator's or Borrower's certification for participation in Medicare or Medicaid or the other Third-Party Payors' Programs.

            (j) There are no current, pending or outstanding Medicaid, Medicare or Third-Party Payors' Programs reimbursement audits or appeals pending at the Facilities, and there are no years that are subject to audit.

            (k) There are no current or pending Medicaid or Medicare or Third-Party Payors' Programs recoupment efforts at the Facilities. Neither Borrower nor Operator is a participant in any federal program, other than Medicaid, whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

            (l) Neither Borrower nor Operator will pledge its receivables related to the Facilities as collateral security for any other loan or indebtedness.

            (m) There are no and there will remain no patient or resident care agreements with patients or residents or with any other persons which deviate in any material adverse respect from the standard form customarily used at the Facilities as of the date hereof, a copy of which standard form agreement has been delivered to Agent.

            (n) All patient or resident records at the Facilities, including patient or resident trust fund accounts, are true and correct in all material respects, and will remain true and correct in all material respects.

            (o) Any agreement relating to the management or operation of the Facilities (each a "MANAGEMENT AND OPERATING AGREEMENT") and the manager or operator thereunder shall be subject to Lender's reasonable approval and no Management and Operating Agreement shall be modified, amended or terminated without Agent's and Requisite Lenders' prior consent, which consent shall not be unreasonably withheld. In the event any Management and Operating Agreement is terminated or in the event of foreclosure or other acquisition of the Facilities by Agent or its designee or any purchaser at a foreclosure sale, as of the date hereof, under applicable law, none of Borrower, Agent, any subsequent operator or any subsequent purchaser need not obtain a CON prior to applying for and receiving Medicare or Medicaid payments, as applicable.

            (p) None of Borrower, the Facilities, or Operator shall, other than in the normal course of business, change the terms of any of the Third-Party Payors' Programs now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs).

            (q) On or before the Closing Date and from time to time thereafter, upon the request of Agent, and during the continuance of an Event of Default, Borrower shall, and shall cause Operator to complete, execute and deliver to Lender any applications, notices, documentation, and other information necessary or desirable, in Agent's sole judgment, to permit Agent or its designee (including a receiver) to obtain, maintain or renew any one or more of the Licenses for the Facilities (or to become the owner of the existing Licenses for the Facilities) and to obtain any other provider agreements, licenses or governmental authorizations then necessary or desirable for the operation of the Facilities by Lender or its designee for the Licensed Use (including, without limitation, any applications for change of ownership of the existing Licenses or change of control of the owner of the existing Licenses). Upon an occurrence and during the continuance of an Event of Default, (i) Agent is hereby authorized (without the consent of Borrower or Operator) to submit any such applications, notices, documentation or other information which Borrower caused to be delivered to Agent in accordance with the above provisions to the applicable governmental authorities, or to take such other steps as Agent may deem advisable to obtain, maintain or renew any License or other license or governmental authorization in connection with the operation of the Facilities for the Licensed Use, and Borrower agrees to cooperate and to cause Operator to cooperate with Agent in connection with the same and (ii) Borrower, upon demand by Agent, shall take any action and cause Operator to take any action necessary or desirable, in Agent's sole judgment, to permit Agent or its designee (including a receiver) to use, operate and maintain the Facilities for the Licensed Use; provided, however, Borrower or Operator, as applicable, shall have no obligation to permit Agent or its designee to operate the Facilities under Borrower's or Operator's license until Borrower or Operator, as applicable, has received written confirmation from the applicable DOH that doing so has been authorized by said DOH and Agent's designated operator has provided an indemnity to Borrower or Operator, as applicable, in form reasonably acceptable to both Borrower or Operator, as applicable, and such operator designated by Agent, pursuant to which such operator designated by Agent (or another party reasonably acceptable to Borrower or Operator (excluding Agent or Lenders)) indemnifies Borrower or Operator, as applicable, with respect to losses, claims, expenses and damages arising from the Agent's designated operator's operations at the Projects under Borrower's or Operator's License. If Borrower fails to comply with the provisions of this subsection (q) for any reason whatsoever, Borrower hereby irrevocably appoints Agent and its designee as Borrower's attorney-in-fact, with full power of substitution, to take any action and execute any documents and instruments necessary or desirable in Agent's sole judgment to permit Agent or its designee to undertake Borrower's obligations under this subsection (q), including without limitation, obtaining any licenses or governmental authorizations then required for the operation of the Facilities by Agent or its designee for the Licensed Use. The foregoing power of attorney is coupled with an interest and is irrevocable and Agent may exercise its rights thereunder in addition to any other remedies which Agent may have against Borrower or ALC as a result of Borrower's breach of the obligations contained in this subsection (q).

            (r) Borrower and Operator shall at all times fully comply in all material respects with all obligations under the contracts and leases with residents of the Facilities, and Borrower shall not commit or permit any default by Borrower or Operator thereunder which, if a cure period with respect thereto is provided therein, is not cured within any such cure period. Borrower hereby indemnifies and holds harmless Agent and Lenders and agrees to defend Agent and Lenders (with counsel acceptable to Agent and Lenders) from and against any (i) claims, proceedings or causes of action brought by any resident of the Facilities, and (ii) loss, damage, cost or expense, including reasonable attorneys' fees, incurred or suffered by Agent and/or Lender as a result of any (x) breach by Borrower or Operator of any contract or lease with a resident of the Facilities or
      (y) violation of any license or any federal, state or local law governing the Facilities or the use, operation or maintenance thereof for the Licensed Use, in each case except to the extent arising from such indemnitee's gross negligence or willful misconduct.

                                   EXHIBIT R-1

                         UNITS AND BEDS AT EACH FACILITY

Facility                       City                         State                        Units
--------                       ----                         -----                        -----
Logan                          Lower Burrell                PA                           39

Greer                          New Castle                   PA                           39

Mey                            Egg Harbor                   NJ                           39

Marquis                        Uniontown                    PA                           39

Lowrie                         Butler                       PA                           39

Carlisle                       Bucyrus                      OH                           35

Meredith                       Pampa                        TX                           36

Potter                         Amarillo                     TX                           50

Grainger                       Penn Hills                   PA                           39

Baldwin                        Peoria                       AZ                           50

Clay                           Zanesville                   OH                           39

Pathfinder                     Fremont                      NE                           39

Powell                         Payson                       AZ                           39

Eiler                          Clarinda                     IA                           35

Austin                         Nacogdoches                  TX                           30

Cardinal                       Cambridge                    OH                           39

Grayson                        Prescott Valley              AZ                           39

McKinney                       Logansport                   IN                           39

Sojourner                      Kalamazoo                    MI                           39

Lucas                          Beaumont                     TX                           50

Whitlock                       Crawfordsville               IN                           39

Bentley                        Hermitage                    PZ                           39

Lakewell                       Mineral Wells                TX                           30

Aurora                         Apache Junction              AZ                           48

Bluebonnett                    College Station              TX                           39

Bailey                         Bunkie                       LA                           39

McCullough                     Johnstown                    PA                           39

Helena                         Port Royal                   SC                           39

Mondell                        Surprise                     AZ                           50

Hamilton                       Fort Wayne                   IN                           39

TOTAL                                                                                    1194

                                   EXHIBIT R-2

                                    LICENSES

                CERTAIN OF THE PROJECTS PARTICIPATE IN MEDICAID.


                                      -2-